UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

MGM Resorts International
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON JUNE 12, 2012

Dear Fellow Stockholders:

        The Annual Meeting of Stockholders of MGM Resorts International, a Delaware corporation, will be held in the Beau Rivage Theater at the Beau Rivage Resort & Casino located at 875 Beach Boulevard, Biloxi, Mississippi 39530, on June 12, 2012, at 10:00 a.m. Central Time, for the following purposes:

  1.
  to elect a Board of Directors;

  2.
  to ratify the selection of the independent registered public accounting firm for the year ending December 31, 2012;

  3.
  to approve, on an advisory basis, the compensation of our named executive officers; and

  4.
  to transact such other business as may properly come before the meeting or any adjournments thereof.

        Stockholders of record at the close of business on April 17, 2012 are entitled to notice of, and to vote at, the Annual Meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at our executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the date of the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time and, with respect to stockholders whose shares are held in "street name" by a broker, provide evidence of stock ownership. There will be no admittance once the Annual Meeting has begun.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE "FOR" PROPOSALS 1, 2 AND 3.

                      By Order of the Board of Directors,

                      James J. Murren
                       Chairman of the Board,
                      Chief Executive Officer & President

April 24, 2012

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT—APRIL 24, 2012

2012 ANNUAL MEETING OF STOCKHOLDERS

        The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM Resorts International (the "Board") in connection with the Annual Meeting of Stockholders of MGM Resorts International (the "Annual Meeting") to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 12, 2012
10:00 a.m. Central Time

Beau Rivage Theater
Beau Rivage Resort & Casino
875 Beach Boulevard
Biloxi, Mississippi 39530

        MGM Resorts International, together with its subsidiaries, is referred to herein as the "Company," "we" or "us," unless the context indicates otherwise. Matters to be considered and acted upon at the Annual Meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. On or about April 25, 2012, we will mail and/or make available this Proxy Statement and the enclosed proxy to each stockholder entitled to vote at the Annual Meeting. Stockholders are requested to arrive at the Annual Meeting on time, as there will be no admittance once the Annual Meeting has begun. Our Annual Report to Stockholders for the year ended December 31, 2011 accompanies this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 12, 2012. The Proxy Statement, Proxy Card and Annual Report are available for review online at www.proxyvote.com.

 Voting Rights and Outstanding Shares

        Only record holders of our common stock, $.01 par value per share ("Common Stock"), as of April 17, 2012 will be entitled to vote at the Annual Meeting. Our authorized capital stock currently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 17, 2012, there were 488,924,783 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may properly come before the Annual Meeting.

        You may vote by attending the Annual Meeting in person, by completing and returning a proxy by mail or by using the internet or telephone. To submit your proxy by mail, mark your vote on the enclosed proxy card (the "Proxy Card"), then follow the instructions on the card. To submit your proxy using the internet or by telephone, see the instructions on the Notice of Internet Availability or Proxy Card and have the Notice of Internet Availability or Proxy Card available when you access the internet website or place your telephone call. You may vote by internet or telephone until 8:59 p.m., Pacific Time, on June 11, 2012. If you are a stockholder of record and wish to vote in person at the Annual Meeting, you may do so. If you are the beneficial owner of shares held in "street name" by a broker and wish to vote in person at the Annual Meeting, you must obtain a proxy from the bank, brokerage or other institution holding your shares and bring such proxy with you to hand in with your ballot.

        All shares of Common Stock represented by properly submitted proxies will be voted at the Annual Meeting in accordance with the directions on the proxies, unless such proxies have previously been revoked. If you are a stockholder of record and submit proxies with no voting direction indicated, the shares will be voted as the Board recommends, which is as follows:

  •
  FOR the election of each of the nominees to the Board listed in this proxy statement (Proposal 1);

  •
  FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal 2); and

  •
  FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 3).

        By returning a signed Proxy Card by mail or by duly submitting a proxy by internet or telephone, you will confer discretionary authority on the named proxies to vote on any other business that properly comes before the meeting or any adjournment or postponement thereof for which discretionary authority is permitted. The persons named as proxies or their substitutes will vote or act in their discretion with respect to such other matters. Any such matters shall be determined by a majority vote of the stockholders present in person or represented by proxy.

Quorum and Votes Required

        The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

        If you are the beneficial owner of shares held in "street name" by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the "NYSE"), certain matters submitted to a vote of stockholders are considered by the NYSE to be "routine" items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The ratification of the selection of the independent registered public accounting firm as our independent auditor for 2012 is considered the only routine matter for which brokerage firms may vote shares for which they have not received instructions. The remaining matters are considered to be "non-routine," and brokerage firms that have not received instructions from their customers do not have discretion to vote on these matters.

        The below table summarizes the voting requirements to elect directors and to approve each of the proposals in this Proxy Statement:

	Proposal	Vote Required	Broker Discretionary Voting Allowed
1.	Election of directors	Plurality of votes cast	No
2.	Ratification of Deloitte & Touche LLP	Majority of shares represented at meeting in person or by proxy and entitled to vote	Yes
3.	Approval of executive compensation on an advisory basis	Majority of shares represented at meeting in person or by proxy and entitled to vote	No

        A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. There is no cumulative voting in the election of directors. With respect to Proposal 2 and Proposal 3, a properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted, and accordingly, an abstention will have the same effect as a vote cast against each of these proposals. Broker non-votes are not counted as votes cast and will therefore have no effect on the outcome of the vote on a proposal.

How to Revoke or Change Your Vote

        Any proxy may be changed or revoked at any time prior to the Annual Meeting by submitting a new proxy with a later date, by a later telephone or internet vote (subject to the telephone or internet voting deadline), by voting in person at the Annual Meeting or by submitting a revocation in writing. Written revocations must be directed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109; and they must be received by the Corporate Secretary no later than 5:00 p.m., Pacific Time, on June 11, 2012.

How the Votes Will be Counted and Who Will Certify the Results

        A representative of Broadridge Financial Solutions, Inc. ("Broadridge") will act as the independent Inspector of Elections and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots, and certify the results. The final voting results will be reported by us on a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

Costs of Solicitation

        Your proxy is being solicited by the Board on behalf of the Company and, as such, we will pay the costs of soliciting proxies. Proxies may be solicited on behalf of the Company by our directors, officers, employees or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our Common Stock. We have not retained an outside proxy solicitation firm to assist us with the solicitation of proxies.

Copies of Proxy Materials

        As permitted by the Securities and Exchange Commission (the "SEC"), we are furnishing to stockholders our Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report primarily over the internet. On or about April 25, 2012, we will mail to each of our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet, and how to access the Proxy Card to vote on the internet or by telephone. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the notice, then you will not receive a paper copy of the proxy materials unless you request one.

        Stockholders of Record.    If your shares are registered in your own name, you may request paper copies of the proxy materials by following the instructions contained in the notice. Stockholders who have already made a permanent election to receive paper copies of the proxy materials will receive a full set of the proxy documents in the mail.

        Beneficial Stockholders.    If your shares are not registered in your name, you should receive written instructions on how to request paper copies of the proxy materials from your bank or broker. We recommend that you contact your bank or broker if you do not receive these instructions.

 Delivery to a Single Household to Reduce Duplicate Mailings

        Many stockholders hold shares of Common Stock in multiple accounts, which may result in duplicate mailings of the Notice of Internet Availability (or proxy materials) to stockholders who share the same address. Stockholders can avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

        Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards), go directly to the website at www.proxyvote.com and follow the instructions therein.

        Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials other than proxy cards) if there are other stockholders who share an address with you. If you currently receive more than one copy of proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

        Right to Request Separate Copies.    If you consent to the delivery of a single Notice of Internet Availability (or copy of proxy materials) but later decide that you would prefer to receive a separate Notice of Internet Availability (or copy of proxy materials) for each account at your address, then please notify us (at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications), or your nominee, as applicable, and we or your nominee will promptly deliver such additional proxy materials. If you wish to receive a separate copy of the proxy materials for each account at your address in the future, you may contact Broadridge by calling toll-free 1-800-542-1061 or by writing to Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood NY, 11717.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        The Board has adopted corporate governance guidelines (the "Corporate Governance Guidelines") setting forth the general principles governing the conduct of our business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as (i) Board composition and membership criteria, (ii) compensation, (iii) director orientation and continuing education, (iv) Board committees, (v) Board leadership, (vi) director access to officers, employees and independent advisors, (vii) management succession and (viii) annual performance evaluations of the Board and its committees. We believe that these guidelines are in compliance with the applicable listing standards adopted by the NYSE. The Corporate Governance Guidelines are posted and maintained on our website at www.mgmresorts.com/corporategovernance under the caption "Corporate Governance Guidelines," and a copy will be made available to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

Code of Conduct

        The Board has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the "Code of Conduct") that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and chief accounting officer. The Code of Conduct also applies to all applicable contractors and other agents performing services for or conducting work on our behalf. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Code of Conduct is posted on our website at www.mgmresorts.com/codeofconduct under the caption "Code of Business Conduct and Ethics and Conflict of Interest Policy." A summary of amendments and waivers to the Code of Conduct, if any, is also posted at the same website location under the general heading "Governance Documents." The Code of Conduct is made available to all of our employees in various formats. It is specifically provided to new directors, officers and key employees and is distributed annually to all of our directors, officers and key employees, each of whom is required to acknowledge its receipt and his or her understanding thereof and agreement to adhere to the principles contained therein. Additionally, we will provide a copy of the Code of Conduct, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

Director Independence

        For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships with the Company. The Board has established guidelines to assist in determining director independence, which meet and in some respects exceed the independence requirements established by the NYSE's listing standards. Using these guidelines, which are set forth in Section II of our Corporate Governance Guidelines, and considering information provided by each director and all facts and circumstances the Board deemed relevant, the Board has determined that Mr. Bible, Mr. Cohen, Mr. Davis, Ms. Herman, Mr. Hernandez, Mr. Mandekic, Ms. McKinney-James, Mr. Taylor and Mr. Wolzinger, who constitute a majority of the Board, are independent within the meaning of the rules of the NYSE. Mr. Wolzinger will cease to be a director upon expiration of his current term. See "Director Emeritus Designation" below.

        All members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee must be independent directors as defined in the Corporate Governance Guidelines. For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Board applies additional independence standards, including those of the SEC set forth in Rule 10A-3 of the Exchange Act, and the corporate governance rules of the NYSE applicable to audit committee composition. The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are independent and satisfy the relevant Company, NYSE and SEC additional requirements for the members of such committees.

Director Stock Ownership Guidelines

        We recognize the importance of aligning our Board's interests with those of our shareholders. As a result, the Board has established stock ownership guidelines for all of our directors, effective April 18, 2012. Under these guidelines, each director is expected to accumulate, by December 31 of the fifth year following the effective date of the guidelines (or, if later, by December 31 of the fifth year following the year becoming a director), Company stock having a fair market value equal to five times such director's annual base cash retainer from time to time. For purposes of these guidelines, shares held in trust or retirement accounts and restricted stock units ("RSUs")—but not stock appreciation rights ("SARs") or performance share units—count toward the ownership requirement. Each director is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the requirement is satisfied. We expect to adopt in 2012 a deferral program pursuant to which directors may accumulate RSUs received as equity compensation on a tax-deferred basis, in which case the pre-tax number of shares would count toward the ownership guidelines. The Board also adopted stock ownership guidelines for executive officers, which are described in "Compensation Discussion & Analysis—Executive Summary".

Information Regarding the Board and Board Committees

        During 2011, the Board consisted of 11 directors, met 13 times and had four Committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Corporate Social Responsibility Committee. Until June 14, 2011, there was an Executive Committee of the Board; the Executive Committee held no meetings in 2011 prior to its discontinuance. On June 14, 2011, the name of the Diversity and Community Affairs Committee was changed to the Corporate Social Responsibility Committee.

        During 2011, each member of the Board attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by the committees on which he or she served. Directors are expected to attend each annual meeting of stockholders, and all members of the Board attended last year's annual meeting. Mr. Mandekic is a member of our Compensation Committee and Corporate Social Responsibility Committee, and Mr. Taylor is a member of our Compensation Committee and Nominating/Corporate Governance Committee. Mr. Mandekic and Mr. Taylor are also employees of Tracinda Corporation ("Tracinda"), a private investment corporation which owned approximately 18.7% of our common stock as of April 9, 2012.

        The table below provides membership and meeting information for the Board Committees as of June 14, 2011 to the date of this proxy statement and from January 1, 2011 until June 14, 2011. June 14, 2011 was the date of our prior annual meeting, after which the Board revised committee memberships as reflected in the table.

Director	Audit	Compensation	Nominating/ Corporate Governance	Corporate Social Responsibility(1)

From June 14, 2011 to date of proxy statement
Robert H. Baldwin
William A. Bible	X		C
Burton M. Cohen	X		X
Willie D. Davis		X	X
Alexis M. Herman	X			C
Roland Hernandez(2)	C			X
Anthony Mandekic		C		X
Rose McKinney-James		X		X
James J. Murren
Daniel J. Taylor		X	X
Melvin B. Wolzinger(3)		X		X
From January 1, 2011 until June 14, 2011
Robert H. Baldwin
William A. Bible	X		C
Burton M. Cohen			X	X
Willie D. Davis		X	X	X
Alexis M. Herman	X			C
Roland Hernandez(2)	C			X
Anthony Mandekic		C	X	X
Rose McKinney-James	X	X
James J. Murren
Daniel J. Taylor		X	X
Melvin B. Wolzinger(3)		X		X

Total Number of Meetings in 2011	10	12	7	9
C
Committee Chair

X
Committee Member

(1)
Name changed from Diversity and Community Affairs Committee to Corporate Social Responsibility Committee, effective June 14, 2011

(2)
Lead Independent Director

(3)
Will cease to be a director upon expiration of current term

Audit Committee

        The Audit Committee's responsibilities are described in a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporategovernance under the caption "Audit Committee Charter," and a copy will be made available, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

        The Audit Committee is responsible for providing independent, objective oversight of our financial reporting system. Among its various activities, the Audit Committee reviews (1) the adequacy of our internal controls and financial reporting process and the reliability of our financial statements; (2) the independence and performance of our internal auditors and independent registered public accounting firm; and (3) our compliance with legal and regulatory requirements.

        The Audit Committee also prepares the report that is required to be included in the Proxy Statement. In addition, the Audit Committee appoints the independent registered public accounting firm; reviews with such firm the plan, scope and results of the audit, and the fees for the services performed; and periodically reviews such firm's performance and independence from management.

        Under written guidelines adopted by the Board in connection with our Code of Conduct, the Audit Committee, or its designated member, is required to review reports of potential conflicts of interest involving our directors and executive officers. With respect to such reports, it is the Audit Committee's responsibility to determine whether a conflict exists and whether or not to waive the conflict. In determining whether a conflict of interest exists, the Audit Committee considers the materiality of the relationship between the third party and the Company pursuant to standards set forth in written guidelines. In determining whether a conflict of interest should be waived, the Audit Committee considers the effectiveness of any safeguards that may be implemented, the feasibility of the individual's recusal in matters that affect the Company and the third party, and the materiality of lost services for the Company that may result from the recusal.

        The Audit Committee meets regularly in open sessions with our management, independent registered public accounting firm and internal auditors. In addition, the Audit Committee meets regularly in closed executive sessions with our management, independent registered public accounting firm and internal auditors, and reports its findings to the Board. A member of the Audit Committee is designated to serve as liaison to our Compliance Committee; in 2011, Mr. Bible was the designee.

        The Board has determined that all members of the Audit Committee meet the current independence and experience requirements of the NYSE's listing standards and that all members qualify as "financially literate" and "audit committee financial experts," as defined in the NYSE's listing standards and the SEC's regulations.

Compensation Committee

        The Compensation Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporate governance under the caption "Compensation Committee Charter," and a copy will be made available, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

        The primary function of the Compensation Committee is to ensure that the compensation program for our executives (i) is effective in attracting and retaining key officers, (ii) links pay to business strategy and performance, and (iii) is administered in a fair and equitable fashion in the stockholders' interests. Among other things, the Compensation Committee recommends the executive compensation policy to the Board, determines compensation of our executive officers, determines the performance criteria and bonuses to be granted pursuant to our Amended and Restated Annual Performance-Based Incentive Plan for Executive Officers (the "Management Incentive Plan") and administers and approves the granting of share-based awards under our Amended and Restated 2005 Omnibus Incentive Plan (the "Equity Plan"). The Compensation Committee's authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation. See "Executive Compensation—Compensation Discussion and Analysis" below.

        The Compensation Committee also prepares the annual Compensation Committee report appearing in our Proxy Statement. In addition, the Compensation Committee reviews and discusses with management the proposed Compensation Discussion and Analysis disclosure and determines whether to recommend it to the Board for inclusion in our Proxy Statement.

        The Compensation Committee has considered and evaluated risks associated with our compensation programs, including the implementation and management thereof. Additionally, the Compensation Committee has discussed risk management practices with the entire Board, as well as the Audit Committee and certain of our executive officers.

Compensation Committee Interlocks and Insider Participation

        During 2011 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company's Compensation Committee or Board.

Nominating/Corporate Governance Committee

        The Nominating/Corporate Governance Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporategovernance under the caption "Nominating/Corporate Governance Committee Charter," and a copy will be made available, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

        The Nominating/Corporate Governance Committee's responsibilities include the selection of director nominees to be recommended to the Board and the development and review of the Corporate Governance Guidelines. Among other things, the Nominating/Corporate Governance Committee also (i) develops and makes recommendations to the Board for specific criteria for selecting directors, (ii) reviews and makes recommendations to the Board with respect to membership on committees of the Board, other than the Nominating/Corporate Governance Committee, (iii) develops, reassesses and makes recommendations to the Board with respect to succession plans of the Chief Executive Officer and our other key executive officers, (iv) oversees the annual self-evaluations of the Board, and (v) oversees the orientation program for new directors and continuing education for directors.

        In determining the criteria for Board membership, the Nominating/Corporate Governance Committee considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including, among other things, the following experience and personal attributes: leadership abilities; financial acumen; general and special business experience and expertise; industry knowledge; high ethical standards; independence; sound judgment; interpersonal skills; and overall effectiveness.

        The Nominating/Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our stockholders. In addition, the Nominating/Corporate Governance Committee may engage an independent executive search firm to assist in identifying qualified candidates. The Nominating/Corporate Governance Committee will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from stockholders should be in writing and addressed to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate's name, address, age and qualifications together with the information required under federal securities laws and regulations. Such communication must be received in a timely manner and in accordance with our Amended and Restated Bylaws, and must include the recommending stockholder's name, address, number of shares of Common Stock beneficially owned, and the length of time such shares have been held. See "Notice Concerning Stockholder Proposals and Nominations" below.

Corporate Social Responsibility Committee

        The Corporate Social Responsibility Committee operates under a written charter adopted by the Board. The charter is posted on our website at www.mgmresorts.com/corporate governance under the caption "Corporate Social Responsibility Committee Charter," and a copy will be made available, free of charge, to any stockholder who requests it in writing to: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications.

        The Corporate Social Responsibility Committee assists the Board in guiding our comprehensive corporate social responsibility initiatives. These initiatives reflect strategic business imperatives and our core belief that we should be a responsible corporate citizen in our policies and business practices, including in the crucial areas of diversity and inclusion, philanthropy and community investment, and environmental sustainability. Fostering equal opportunity, support of the economically disadvantaged, volunteerism, community service and environmental preservation are essential components of our corporate responsibility creed.

        The primary goals of our diversity and inclusion initiative include effective integration of diversity strategies into our major business functions and operations and promotion of an inclusive work environment and culture that are compatible with and respectful of the diversity of our employees, customers and business invitees, and that maximize employee engagement in accomplishment of our mission and business objectives. The primary goal of our philanthropy initiative is to provide support—through financial contributions, in-kind donations, volunteer service, participation in local civic organizations and community collaboration—to institutions, organizations and good works that enhance the sustainability of the host communities in which we principally operate. The primary goal of our environmental sustainability initiative—the "Green Advantage"—is to reduce the impacts of our business on our natural environment. The premise of our Green Advantage is that environmentally responsible actions by us benefit our planet now and for the future, and result in more efficient operations, lower costs, and enhanced value.

Board Leadership Structure

        Our Corporate Governance Guidelines provide that the roles of Chairman of the Board and Chief Executive Officer may be filled by the same or different individuals, which gives the Board the flexibility to determine whether these roles should be combined or separated based on the Company's circumstances and needs at any given time. The Board has no formal policy regarding whether to combine or separate the position of Chairman and Chief Executive Officer, but generally believes that such decisions should be made in the context of succession planning. Currently, our Chief Executive Officer, Mr. Murren, also serves as the Chairman of the Board. The Board believes that the Company and its stockholders are best served by having Mr. Murren act in both positions, as he is most familiar with our business and the challenges of the current business environment. Additionally, his experience and expertise make him best suited to set agendas (in consultation with the Lead Independent Director) for, and lead discussions of, strategic matters affecting us at this time. Further, our Corporate Governance Guidelines, policies and practices, combined with the strength of our independent directors and the role of the Lead Independent Director (discussed below), minimize any potential conflicts that may result from combining the roles of Chief Executive Officer and Chairman of the Board.

        Mr. Hernandez is our Lead Independent Director. Among other things, the Lead Independent Director is responsible for convening, chairing and setting the agenda for non-management executive sessions, acting as a liaison between directors and management, consulting with the Chief Executive Officer and Chairman of the Board regarding the agenda of Board meetings and, on behalf of and at the discretion of the Board, meeting with stockholders and speaking on behalf of the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management.

        In accordance with the applicable rules of the NYSE, the Board schedules regular executive sessions of the non-management directors at which directors have an opportunity to meet outside the presence of management. The non-management directors also have the opportunity to convene in executive sessions at every meeting of the Board, in their discretion. Such sessions are chaired by Mr. Hernandez, as the Lead Independent Director. The Board has established a process for stockholders and other interested parties to communicate with the Lead Independent Director, which is set forth in "Stockholder and Interested Parties Communications with Directors" below.

Director Emeritus Designation

        The Board has adopted a policy in its Corporate Governance Guidelines for the designation of "Director Emeritus" in exceptional circumstances to recognize contributions of an unusually valuable nature to the Company by a former director. A Director Emeritus may be invited by the Board in its discretion to attend Board or committee meetings and may be asked to provide advice and counsel to the Board and members of our senior management team. However, a Director Emeritus may not vote on any business coming before the Board, nor is he or she counted as a member of the Board for the purpose of determining a quorum or for any other purpose. While the Board may determine to compensate a Director Emeritus for his or her advisory and consulting services and a Director Emeritus may be reimbursed for reasonable expenses incurred to attend Board and committee meetings, a Director Emeritus is not compensated for attendance at such meetings. A Director Emeritus is not a member of the Board or a "director" as that term is used in our Amended and Restated Bylaws, this Proxy Statement or otherwise.

        In June 2011, the Board designated Kirk Kerkorian, the founder of the Company, a member of our Board from 1987 to 2011, and an investor in the Las Vegas hotel and casino industry for over 50 years, as Director Emeritus. Melvin B. Wolzinger, one of our current directors who is a pioneer in the gaming and hospitality industry and a prominent community leader, will cease to be a director upon expiration of his current term. The Board intends to grant Mr. Wolzinger the status of Director Emeritus following the Annual Meeting and to designate Mr. Wolzinger as our Goodwill Ambassador. As Goodwill Ambassador, Mr. Wolzinger expects to be actively engaged in our philanthropy, community and employee events.

Director Continuing Education

        We are committed to ensuring that our directors remain informed with respect to best practices in corporate governance. Each Director is afforded the opportunity to meet with members of our senior management, visit our facilities and consult with independent advisors as necessary or appropriate. Directors are expected to undertake continuing education to properly perform their duties. In 2011, the Board participated in a customized director education session that addressed relevant Dodd-Frank Act governance provisions, SEC rule changes, fiduciary duties and other current topics, including issues that are relevant to particular committees of the Board. Directors were presented with materials on these subjects and engaged in discussions on each of the topics during this session.

Risk Oversight

        Our Board has overall responsibility for overseeing the management of the most significant risks facing the Company. As part of its decision-making processes and meetings, our Board engages in regular discussions regarding risk related to the enterprise and management, focusing particularly on the areas of financial risk, regulatory and compliance risk and operational and strategic risk. Our management's assessment of material risks facing the Company are presented by our officers and our legal counsel to the Board at our regularly scheduled Board meetings for the Board's discussion and consideration in its oversight of the Company. When necessary, our Board convenes for special meetings to discuss important decisions facing the Company. The Board considers short-term and long-term risks when providing direction to the Company in connection with these important decisions, and risk planning is a central part of the calculus in all of the Board's decision making.

        While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also share in such responsibility. As part of their delegated areas of responsibility, each of the Board committees reviews and discusses in more detail specific risk topics under its area of responsibility consistent with its charter and such other responsibilities as may be delegated to them by the Board from time to time. In particular, the Audit Committee focuses on significant risk exposures faced by the Company, including general business risk, financial risk, internal controls, regulatory and compliance matters, and material litigation and potential disputes, and assesses the steps and processes management has implemented to monitor, control and/or minimize such exposures. In addition, the Compensation Committee reviews at least annually our compensation policies and practices for executives, management employees and employees generally as they relate to our risk management practices, including the incentives established for risk-taking and the manner in which risks arising out of our compensation policies and practices are monitored and mitigated and any adjustments of compensation policies and practices that should be made to address changes in our risk profile. Likewise, the Nominating/Corporate Governance Committee has the responsibility of reviewing our corporate governance practices, including Board composition and succession planning, and regularly assesses our preparation to address risks related to these areas as well as the other areas under its responsibility.

Board Diversity

        The Nominating/Corporate Governance Committee considers diversity when assessing the appropriateness of Board membership. Though diversity is not defined in the Corporate Governance Guidelines or in the Nominating/Corporate Governance Committee's charter, each of which can be found under their respective captions at www.mgmresorts.com/corporate governance, diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We believe that our commitment to diversity is demonstrated by the current membership of our Board and the varied backgrounds and skill sets of our directors.

Stockholder Agreements

        In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a Nevada limited liability company ("Infinity World") and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity ("Dubai World").

        The agreement provides that, as long as Infinity World and its affiliates (collectively, the "Infinity World group") beneficially own at least 5% of our outstanding Common Stock, whenever we propose to sell shares of our Common Stock or other securities of the Company exercisable for or convertible into Common Stock (except for shares or other securities issued under an employee benefit plan), we will grant a preemptive right (which may be transferred to an affiliate of Infinity World) to acquire that number of shares needed to maintain the percentage ownership of the Infinity World group as calculated at the time we propose to sell shares. In addition, under the agreement, Infinity World has agreed that the Infinity World group will not acquire beneficial ownership of more than 20% of our outstanding shares, subject to certain exceptions.

        The agreement also provides that as long as the Infinity World group owns at least 5% of our outstanding Common Stock and the joint venture agreement contemplated under the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, then Infinity World will have the right to designate a number of nominees for election to our Board equal to the product (rounded down to the nearest whole number) of (1) the percentage of outstanding shares owned by the Infinity World group multiplied by (2) the total number of directors then authorized to serve on our Board. Based upon a Schedule 13D/A filed on May 5, 2011 with the SEC by the Infinity World group, it owned 26,048,738 shares of our Common Stock, or approximately 5.3% of the outstanding shares as of April 9, 2012. Infinity World has not designated a nominee to the Board as of the date of this Proxy Statement. If Infinity World designates a nominee for election to our Board after the Annual Meeting, our Board will, in accordance with the agreement, increase the authorized number of directors, if needed, and appoint the nominee to serve on the Board until the next meeting of stockholders at which directors are to be elected.

        In August 2007, Infinity World also entered into a Stockholder Support Agreement with Tracinda. Under this agreement, Tracinda has agreed to vote its shares of our Common Stock in favor of Infinity World's nominee(s) to the Board, subject to applicable regulatory approvals.

Stockholder and Interested Parties Communications with Directors

        The Board has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Lead Independent Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Lead Independent Director, as applicable, a summary of all such correspondence and copies of all communications that he determines are appropriate and consistent with our operations and policies. Matters relevant to our other departments are directed to such departments with appropriate follow-up to ensure that appropriate inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes of ownership with the SEC. The reporting officers, directors and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file. Based solely upon a review of these filings and written representations from such directors and officers, we believe that all required Section 16(a) reports were timely filed during the fiscal year ended December 31, 2011.

 DIRECTOR COMPENSATION

2011 Director Compensation

        Directors who are compensated as full-time employees of the Company or any of its subsidiaries receive no additional compensation for service on the Board or its committees. The following table sets forth information regarding non-employee director compensation for 2011.

Name	Fees Earned or Paid in Cash	Stock Appreciation Rights and Option Awards(A)	All Other Compensation (B)	Total

William A. Bible	$129,500	$143,360	$5,600	$278,460
Burton M. Cohen	100,500	143,360	5,600	249,460
Willie D. Davis	106,500	143,360	14,000	263,860
Alexis M. Herman	121,000	143,360	14,000	278,360
Roland Hernandez	178,500	143,360	14,000	335,860
Anthony Mandekic	119,500	143,360	14,000	276,860
Rose McKinney-James	118,000	143,360	14,000	275,360
Daniel J. Taylor	103,500	143,360	14,000	260,860
Melvin B. Wolzinger	102,500	143,360	14,000	259,860

(A)
The amount reflected in the column is the grant date fair value of 2011 awards, computed in accordance with FASB ASC 718. Each non-management director received a grant of 20,000 SARs in June 2011. All such grants were valued using the Black-Scholes Model with assumptions as described in Note 14 to our Consolidated Financial Statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012. As of December 31, 2011, the above directors had outstanding option and SAR awards as follows: 60,000 for Mr. Bible; 60,000 for Mr. Cohen; 157,500 for Mr. Davis; 145,000 for Ms. Herman; 155,000 for Mr. Hernandez; 120,000 for Mr. Mandekic; 124,000 for Ms. McKinney-James; 120,000 for Mr. Taylor; and 155,000 for Mr. Wolzinger.

(B)
The Board has adopted a Facility Use Policy applicable to non-employee directors. The amounts in this column represent the value of M life express comps issued to the non-management directors under our Facility Use Policy. See "Non-Management Director Use of Company Facilities."

 Non-Management Director Compensation Structure

        From January 1, 2011 through June 30, 2011, non-management director cash compensation was structured as follows, pro-rated as applicable to reflect the partial year:

January 1, 2011 to June 30, 2011
Annual Retainer		$50,000
Committee Chair	Audit	$25,000
Additional Annual	Compensation	$10,000
Retainers	Nominating/Corporate Governance	$10,000
	Corporate Social Responsibility	$10,000
Per-Meeting Fees	Board	$1,500
	Audit	$1,500 ($2,500 for Chair)
	Compensation	$1,000 ($1,500 for Chair)
	Nominating/Corporate Governance	$1,000 ($1,500 for Chair)
	Corporate Social Responsibility	$1,500 ($2,500 for Chair)
	Lead Independent Director	$2,500 per meeting of non-management directors

        From July 1, 2011 through December 31, 2011, non-management director cash compensation structure was structured as follows, pro-rated to reflect the partial year:

July 1, 2011 to December 31, 2011
Annual Retainer	$70,000
Additional Annual Retainer for Lead Independent Director	$60,000
Additional Annual Retainer for Committee Service	$20,000 per committee, not to exceed $40,000 total per director
Additional Annual Retainer for Committee Chairs	$10,000
Additional Annual Retainer for Liaison to Compliance Committee	$10,000
Per-Meeting Fees	None

        Directors are reimbursed for expenses to attend Board and committee meetings. Ms. McKinney-James receives an annual retainer of $5,000 for serving on the board of directors of MGM Grand Detroit, LLC.

        Each non-employee director received a grant of 20,000 SARs in June 2011. We expect to provide an annual equity incentive grant to non-employee directors in June 2012 and expect that the grant will consist of RSUs instead of SARs.

Non-Management Director Use of Company Facilities

        We have adopted a Policy Concerning Non-Management Director Use of Company Facilities (the "Facility Use Policy"). To permit directors to experience our facilities and to better prepare themselves to provide guidance to us on matters related to product differentiation and resort operations, each year, following the election of the Board at the annual meeting of shareholders, each director is offered a certain amount of M life express comps to be utilized at our resort facilities. As each director may have different schedule constraints resulting in varying frequencies of visits to our facilities, directors may request to receive a lesser number of M life express comps to suit their anticipated annual visitation. To the extent required by applicable law or Internal Revenue Service regulations, the fair value of M life express comps awarded to each director, as such value is established by us from time to time, will be reported as income to the director on Form 1099. Each director is responsible for paying any applicable income taxes on these amounts based on his or her personal income tax return.

PRINCIPAL STOCKHOLDERS

        The table below shows the number of shares of our common stock beneficially owned as of the close of business on April 9, 2012 by each of our directors and Named Executives, as well as the number of shares beneficially owned by all of our directors and executive officers as a group.

Name(1)	Common Shares		Options/SARs/RSUs Exercisable or Vesting Within 60 Days		Total Shares Beneficially Owned(2)	Percent of Class

Robert H. Baldwin	38,642		989,062	(3)	1,027,704	*
William A. Bible	—		15,000		15,000	*
Burton M. Cohen	14,697	(4)	15,000		29,697	*
Daniel J. D'Arrigo	17,002		133,375		150,377	*
Willie D. Davis	32,646		88,500		121,146	*
Alexis M. Herman	1,800		81,000		82,800	*
Roland Hernandez	3,500	(5)	91,000		94,500	*
William J. Hornbuckle, IV	36,931		159,375		196,306	*
Anthony Mandekic	2,000		71,000		73,000	*
Rose McKinney-James	880	(6)	75,000		75,880	*
James J. Murren	174,884	(7)	2,331,250		2,506,134	*
Corey I. Sanders	23,355		317,500		340,855	*
Daniel J. Taylor	—		71,000		71,000	*
Melvin B. Wolzinger	39,300	(8)	91,000		130,300	*
All directors and executive officers as a group (24)	449,257		5,323,697		5,772,954	1.17%

*
Less than 1%

(1)
The address for the persons listed in this column is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2)
Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)
Mr. Baldwin disclaims beneficial ownership of 155,737 shares underlying currently exercisable stock options that were the subject of a divorce decree.

(4)
Held by the Burton M. Cohen Trust.

(5)
Includes 1,000 shares held by the Roland Hernandez SEP Retirement Account, of which Mr. Hernandez is the beneficiary, and 500 shares held by Mr. Hernandez's daughter, of which Mr. Hernandez disclaims beneficial ownership.

(6)
Held by the Energy Works Consulting LLC 401(k) Plan, of which Ms. McKinney-James is a beneficiary.

(7)
Includes 169,324 shares held by trusts of which Mr. Murren is trustee or co-trustee.

(8)
Includes 39,300 shares held by the Wolzinger Family Trust.

        Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, as of April 9, 2012, the only persons known by us to be the beneficial owners of more than 5% of our common stock were as follows:

Name and Address	Shares Beneficially Owned		Percent of Class

Tracinda Corporation 150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212	91,173,744	(1)	18.7%
Janus Capital Management LLC 151 Detroit Street Denver, Colorado 80206	47,560,483	(2)	9.7%
Paulson & Co. Inc. 1251 Avenue of the Americas New York, New York 10020	37,417,600	(3)	7.7%
Infinity World (Cayman) L.P. Emirates Towers, Level 47 Sheikh Zayed Road Dubai, United Arab Emirates	26,048,738	(4)	5.3%

(1)
Based upon a Schedule 13D/A filed by Tracinda Corporation with the SEC on April 4, 2012.

(2)
Based upon a Schedule 13G filed by Janus Capital Management LLC ("Janus") with the SEC on February 14, 2012. According to this Schedule 13G, (i) the reported shares include 47,549,383 shares over which Janus has sole voting power and sole dispositive power, (ii) the reported shares include 11,100 shares over which Janus has shared voting power and shared dispositive power, (iii) 1,211,083 of the reported shares are issuable upon conversion of convertible bonds, and (iv) as a result of its role as investment adviser or sub-adviser to certain managed portfolios, Janus may be deemed to be the beneficial owner of the report shares, but Janus disclaims beneficial ownership of rights associated with the reported shares.

(3)
Based upon a Schedule 13G/A filed by Paulson & Co. Inc. with the SEC on February 14, 2012. According to this Schedule 13G/A, all of the securities are owned by various onshore and offshore investment funds and separate managed accounts, and Paulson & Co. Inc. disclaims beneficial ownership of such securities.

(4)
Based upon a Schedule 13D/A filed by Infinity World (Cayman) L.P. and its affiliates with the SEC on May 5, 2011.

 TRANSACTIONS WITH RELATED PERSONS

Description of Transactions

        Mandalay Resort Group, one of our subsidiaries, is party to a time sharing agreement with Mr. Murren in connection with his personal use of our aircraft. Under the time sharing agreement, Mr. Murren may lease our aircraft, including crew and flight services. See "Executive Compensation" for amounts reimbursed by Mr. Murren and for unreimbursed amounts that are considered perquisites. Deborah Arpin, Vice President & CFO of a subsidiary of the Company, is a family member of Rick Arpin, an executive officer of the Company. In 2011, she earned total compensation of $433,529, which includes base salary, bonus, and the value of stock-based awards.

Review, Approval or Ratification of Transactions

        Our Board has approved separate written guidelines under our Code of Conduct for the reporting, review and approval of potential conflicts of interest (the "Conflict of Interest Guidelines"). Each potential conflict of interest that is reportable under the Conflict of Interest Guidelines is reviewed internally on a case-by-case basis. Any such reportable potential conflict of interest involving a director or executive officer, any of their respective spouses, minor children or other dependents, must be reviewed by the Audit Committee, or a designated member thereof. Furthermore, all such reportable potential conflicts of interest involving other employees, or their respective spouses, minor children or other dependents, are reviewed by our internal legal department.

        Because the Conflict of Interest Guidelines were designed to implement a procedure by which the Company can review and take action with respect to potential conflicts of interest, the criteria for determining which proposed transactions are reportable under the Conflict of Interest Guidelines are based on various factors designed to determine the materiality of such transaction with respect to the corresponding employee or director, including the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third party and the director or employee, and the net worth of the employee or director, and are not based on the threshold set forth in Item 404(a) of Regulation S-K. Furthermore, the Conflict of Interest Guidelines are not applicable to any stockholder of the Company who is not otherwise an employee or a director of the Company. Therefore, while certain transactions that are reportable under Item 404(a) of Regulation S-K might be reportable under the Conflict of Interest Guidelines, none of the transactions reported under the "Description of Transactions" sub-section above was reported or reviewed pursuant to the Conflict of Interest Guidelines.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1

Election of Directors

        At the Annual Meeting, our stockholders are being asked to elect directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor has been elected and qualified, or until his or her earlier resignation or removal. All of the nominees were elected as directors at the last annual meeting of stockholders. One of our current directors, Mr. Wolzinger, will cease to be a director upon expiration of his current term. As discussed in "Corporate Governance—Director Emeritus Designation," the Board intends to grant Mr. Wolzinger the status of Director Emeritus following the Annual Meeting. After the expiration of Mr. Wolzinger's current term as a director, the Board intends to fix the number of directors constituting the Board at 10. If any of the following nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons designated as proxies to select and cast their votes for the election of such other person or persons as the Board may designate.

The Board recommends a vote FOR the election of
each of the nominees to the Board.

Information Concerning the Nominees

        The Board seeks nominees who have substantial professional accomplishments and who are leaders in the companies or institutions with which they are affiliated. Nominees should be persons who are capable of applying independent judgment and undertaking analytical inquiries and who exhibit high integrity, practical wisdom and mature judgment. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that will best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, based on diverse experiences. The Nominating/Corporate Governance Committee, together with the Board, reviews on an annual basis the composition of the Board to determine whether the Board includes the right mix and balance of skill sets, financial acumen, general and special business experience and expertise, industry knowledge, diversity, leadership abilities, high ethical standards, independence, sound judgment, interpersonal skills, overall effectiveness and other desired qualities. Director candidates also must meet the approval of certain state regulatory authorities.

        We identify and describe below the key experience, qualifications and skills, in addition to those discussed above, that the directors bring to the Board and that are important in light of our business.

  •
  Leadership experience.  Directors with experience in significant leadership positions demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. Thus, their service as top leaders at other organizations also benefits us.

  •
  Finance experience.  An understanding of finance and financial reporting is important for our directors, as we measure our operating and strategic performance by reference to financial targets. As such, in addition to our directors who may qualify as audit committee financial experts, we expect all of our directors to be financially knowledgeable.

  •
  Industry experience.  We seek to have directors with experience as executives, as directors or in other leadership positions in the resort and gaming industries in which we participate, particularly given the highly regulated nature of these industries.

  •
  Government experience.  We seek directors with governmental experience, as our business is subject to extensive government regulation and we are directly affected by governmental actions.

    We therefore recognize the importance of working constructively with the local, state, federal and international governments.

  •
  Public company directorship experience.  We seek directors with experience as directors of other public companies, as we believe these individuals will have been exposed to the various types of financial, governance and operational matters that companies such as ours consider from time to time.

        In making the determination to nominate the above directors, the Board considered the service by Ms. Herman and Mr. Hernandez on other public company boards, as described in their biographies below. Generally, the Board believes that experience serving on other public company boards augments the Board's effectiveness. The Board has determined that Mr. Hernandez's and Ms. Herman's other board service will not interfere with their ability to fulfill their commitment to serve on our Board. Mr. Hernandez informed us that from January 2012 to April 2012 he would serve on four public company audit committees. The Board determined that Mr. Hernandez's simultaneous service on four public company audit committees during this period would not impair his ability to effectively serve on our audit committee.

        The following table sets forth, for each nominee, his or her name, age as of the date of the Annual Meeting, principal occupation for at least the past five years and certain other matters. The respective experiences, qualifications and skills the Board considered in determining whether to recommend each director nominated for election are also included in the column to the right.

Robert H. Baldwin (62) Director since 2000

Principal Occupation/Other Directorships	Director Qualifications

Chief Design and Construction Officer of the Company since August 2007. President of Project CC, LLC, the managing member of CityCenter Holdings, LLC, since March 2005, and President and Chief Executive Officer of Project CC, LLC since August 2007. Previously President and Chief Executive Officer of Mirage Resorts, Incorporated from June 2000 to August 2007. President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005.
Leadership experience—former Chief Executive Officer of Bellagio, LLC and of Mirage Resorts, Incorporated, and current President and Chief Executive Officer of the CityCenter joint venture managing entity

Industry experience—has held Chief Executive Officer and various other leadership positions in entities involved in the gaming and resort industry for many years

William A. Bible (68) Director since 2010

Principal Occupation/Other Directorships	Director Qualifications

President of the Nevada Resort Association from 1999 to March 2010, prior to joining the Company's Board. Director of the Las Vegas Monorail Company from 2007 to 2008. Chairman of the Nevada State Gaming Control Board from 1988 to 1998. Various positions as a state official overseeing financial matters from 1971 to 1988, including, after 1983, Director of Administration and Chief of the Budget Division (State Budget Director). Current or former director, officer or management trustee of a number of private businesses or trusts.	Finance experience—former state official overseeing financial matters

Industry experience—former President of a gaming and resort industry advocacy group

Government experience—chairman of Nevada gaming regulatory body for 10 years; various positions within the Nevada state government overseeing financial matters

Burton M. Cohen (88) Director since 2010

Principal Occupation/Other Directorships	Director Qualifications

Former consultant for the hotel and gaming industry. Involved in the Las Vegas hotel and casino industry since 1966. Former President of various Las Vegas hotels, overseeing both the development and operations of several hotels. Additionally, past two-term President of the Nevada Resort Association and past board member of the Las Vegas Convention and Visitors Authority.	Leadership experience—former President of various hotels and casinos

Industry experience—involved in the Las Vegas hotel and casino industry for over 40 years; former President of a gaming and resort industry advocacy group; former board member of Las Vegas marketing organization

Willie D. Davis (77) Director since 1989

Principal Occupation/Other Directorships	Director Qualifications

President and director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company, for over 25 years. Director and member of the Audit Committee of Fidelity National Financial, Inc. Previously a director of Alliance Bancshares California, Checkers Drive-In Restaurants, Inc., Dow Chemical Company, Johnson Controls, Inc., Kmart Corp., Manpower Inc., Sara Lee Corp., Strong Financial Corp. and Wisconsin Energy Corp.	Leadership experience—President of a broadcasting company

Finance experience—audit committee member of a public national bank

Public company directorship experience—director and board committee member of a public national bank; formerly a board member of several public companies

Alexis M. Herman (64) Director since 2002

Principal Occupation/Other Directorships	Director Qualifications

Chair and Chief Executive Officer of New Ventures LLC, a corporate consulting company, since 2001. Lead Director, Chair of the Governance and Nominating Committee, and member of the Audit Committee, Compensation Committee, and Executive Committee of Cummins Inc. Director and member of the Personnel Committee and Chair of the Corporate Governance Committee of Entergy Corp. Director and member of the Compensation Committee and Public Issues and Diversity Review Committee of The Coca-Cola Company. Serves as Chair of the Diversity & Inclusion Business Advisory Board of Sodexo, Inc. and as Chair of Toyota Motor Corporation's North American Diversity Advisory Board. United States Secretary of Labor from 1997 to 2001. Member of the Board of Trustees of the National Urban League, a civil rights organization.	Leadership experience—Chief Executive Officer of a consulting firm; former United States Secretary of Labor; member of the board of trustees of a civil rights organization

Finance experience—member of the audit committee of a public company that designs, manufactures, sells and services diesel engines and related technology around the world

Government experience—former United States Secretary of Labor

Public company directorship experience—director and member of various board committees of several public companies; member of advisory boards to public companies

Roland Hernandez (54) Director since 2002

Principal Occupation/Other Directorships	Director Qualifications

Director, officer or partner and owner of minority interests in privately held companies engaged in real estate, investment, media and security services for more than the past five years. Lead Director, Chair of the Nominating & Governance Committee, and member of the Executive Committee and Audit Committee of Vail Resorts, Inc. Director and member of the Nominating Committee of Sony Corporation. Director of US Bancorp (USB) and member of the Audit Committee and the Community Reinvestment and Public Policy Committee. Director of The Ryland Group, Inc. from 2001 to April 2012. Director of Lehman Brothers Holdings Inc. from 2005 to March 2012. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. from 1998 to June 2008. Formerly Chairman and Chief Executive Officer of Telemundo Group, Inc.	Leadership experience—former Chairman and Chief Executive Officer of a Spanish-language television broadcast network

Finance experience—audit committee member of a large bank and audit committee member of a mountain resort company; formerly chairman of the audit committee of an international retail company and member of the audit committee and finance committee of a real estate/home construction company

Industry experience—director of a mountain resort company

Public company directorship experience—director and board committee member of several public companies

Anthony Mandekic (71) Director since 2006

Principal Occupation/Other Directorships	Director Qualifications

Employed by, and Secretary and Treasurer of, Tracinda, since 1976. Director of Delta Petroleum Corporation from May 2009 to February 2012.	Finance experience—over 30 years of experience as Treasurer of Tracinda Public company directorship experience—former director and board committee of a public oil and gas company

Rose McKinney-James (60) Director since 2005

Principal Occupation/Other Directorships	Director Qualifications

Managing Principal of Energy Works Consulting LLC and McKinney James & Associates, providing consulting services regarding public affairs in the areas of energy, education, and environmental policy, in each case for more than the past five years. Director of Marketing and External Affairs of Nevada State Bank Public Finance since 2007. Director and Chair of the Board Governance and Nominating Committee and member of the Finance Committee of Employers Holdings, Inc. Director and member of the Audit Committee and chair of the CRA Committee of Toyota Financial Savings Bank. Serves on the board of directors of MGM Grand Detroit, LLC. Chairman of the Board of Directors of Nevada Partners and a former director of The Energy Foundation. Formerly the President and Chief Executive Officer of the Corporation for Solar Technologies and Renewable Resources for five years. Former Commissioner with the Nevada Public Service Commission and former Director of the Nevada Department of Business and Industry.	Leadership experience—former President and CEO of a not-for-profit corporation focused on solar and renewable energy technologies; former leader of two Nevada state government agencies

Finance experience—finance committee member of a company that provides workers' compensation insurance and services to small businesses

Industry experience—former director of Mandalay Resort Group prior to its acquisition by the Company

Government experience—former leader of two Nevada state government agencies

Public company directorship experience—director and board committee member of a company that provides workers' compensation insurance and services to small businesses

James J. Murren (50) Director since 1998

Principal Occupation/Other Directorships	Director Qualifications

Chairman and Chief Executive Officer of the Company since December 2008 and President since December 1999. Chief Operating Officer from August 2007 through December 2008. Prior to that, Chief Financial Officer from January 1998 to August 2007 and Treasurer from November 2001 to August 2007. Director of the Nevada Cancer Institute and the American Gaming Association. Director of Delta Petroleum Corporation from February 2008 to November 2011. Prior to joining the Company, worked in the financial industry for over 10 years, serving as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank.	Leadership experience—Chairman and Chief Executive Officer of the Company; has held key executive positions with the Company for over 10 years; co-founder, current director and board committee member of a non-profit organization providing cancer research and care

Finance experience—former Chief Financial Officer and Treasurer of the Company; served as Managing Director and Co-Director of Research for Deutsche Morgan Grenfell and Director of Research and Managing Director for Deutsche Bank

Industry experience—involved in the Las Vegas hotel and casino industry for over 10 years; director of a gaming and resort industry advocacy group

Public company directorship experience—former director and board committee member of a public oil and gas company

Daniel J. Taylor (55) Director since 2007

Principal Occupation/Other Directorships	Director Qualifications

Employed as an executive of Tracinda since 2007. President of Metro-Goldwyn-Mayer Inc. ("MGM Studios") from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. Director of Inforte Corp. from October 2005 to 2007. Chairman of the Board of Directors of Delta Petroleum Corporation since May 2009 (and a director since February 2008), and a member of the Audit Committee and Nominating and Corporate Governance Committee of such company.	Leadership experience—former president of a motion picture, television, home video, and theatrical production and distribution company; current chairman of the board of a public oil and gas company

Finance experience—former chief financial officer of a motion picture, television, home video, and theatrical production and distribution company

Public company directorship experience—director and board committee member of a public oil and gas company; former director of a management consulting company

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

        The Board has ratified the Audit Committee's selection of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2012. For 2011, Deloitte & Touche LLP audited and rendered opinions on our financial statements and internal control over financial reporting.

        A representative of Deloitte & Touche LLP will be present at the stockholders' meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

        We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification because we value our shareholders' views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board recommends a vote FOR the ratification of the appointment of
Deloitte & Touche LLP as our independent registered accounting firm.

Audit and Non-Audit Fees

        The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2011 and 2010 for audit and non-audit services. All of the services described below were approved in accordance with our pre-approval policy, which is described in the next section.

	2011	2010

Audit fees	$4,874,000	$2,750,000
Audit-related fees	47,000	89,000
Tax fees	287,000	182,000
All other fees	—	—

Total	$5,208,000	$3,021,000

        The category "Audit fees" includes fees for our annual audit and quarterly reviews of our consolidated financial statements and of certain subsidiaries, the attestation reports on our internal control over financial reporting and statutory audits required by gaming regulators, assistance with SEC filings, review of cash awards under our incentive compensation plan, due diligence in connection with acquisitions and internal control reviews not associated with the attestation reports on our internal control over financial reporting. The category "Audit fees" does not include fees incurred by MGM China Holdings Limited (or its subsidiaries) prior to its consolidation with us. The category "Audit-related fees" includes employee benefit plan audits and accounting consultations. The category "Tax fees" includes tax consultation, tax planning fees and tax compliance services.

Pre-Approved Policies and Procedures

        Our Audit Committee Charter contains our policy related to pre-approval of services provided by the independent registered public accounting firm. Pursuant to this policy, the Audit Committee, or the Chair of the Audit Committee to whom such authority was delegated by the Audit Committee, must pre-approve all services provided by the independent registered public accounting firm. Any such pre-approval by the Chair must be presented to the Audit Committee at its next scheduled meeting.

Audit Committee Report

        The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm, and management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP included the matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence.

        The Audit Committee also: (i) reviewed and discussed with management, the Company's internal auditors and Deloitte & Touche LLP the Company's internal control over its financial reporting process; (ii) monitored management's review and analysis of the adequacy and effectiveness of those controls and processes; and (iii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness and adequacy of the Company's internal control over financial reporting.

        Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2011 be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

  ROLAND HERNANDEZ, Chair
  WILLIAM A. BIBLE
  BURTON M. COHEN
  ALEXIS M. HERMAN

        The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

Proposal No. 3

Advisory Vote on Executive Compensation

        The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC's rules, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure (also referred to as "say-on-pay").

        Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement, which begins on the next page, for a more detailed discussion of how our compensation programs reflect our overarching compensation philosophy and core principles. We are asking our stockholders to indicate their support for our Named Executive Officer compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers. Accordingly, we will ask our stockholders to vote FOR adoption of the following resolution:

        "RESOLVED, that the stockholders of MGM Resorts International approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related tables and disclosure."

        The advisory vote will not be binding on the Compensation Committee or the Board.

The Board recommends a vote FOR adoption of this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Executive Summary

        In 2011, our financial results improved significantly and we accomplished a number of key strategic objectives, including the launch of our M life loyalty program and the acquisition of an additional 1% resulting in a 51% controlling interest in MGM China Holdings Limited ("MGM China"), which indirectly owns the MGM Macau. Net revenue for 2011 was $7.8 billion, which includes $1.5 billion of net revenue related to MGM China subsequent to its consolidation. Excluding MGM China, net revenue increased 4% for the year compared to 2010. MGM China reported record results for 2011 with net revenues of $2.6 billion, an increase of 66% over 2010, and CityCenter reported year-over-year operating improvement with net revenue from resort operations of $1.1 billion, a 26% increase over 2010. Net revenues from wholly owned domestic resorts increased 5% to $5.9 billion for 2011, and Adjusted Property EBITDA from wholly owned domestic resorts increased 11% to $1.3 billion for 2011. See "Reconciliations and Non-GAAP Financial Measures".

        Our "Named Executive Officers" in any fiscal year are generally defined pursuant to SEC rules as our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers at the end of the last fiscal year. In 2011, our Named Executive Officers were the following individuals, whom we refer to as our "NEOs" or "Named Executives":

Name	Title

James J. Murren	Chairman of the Board, Chief Executive Officer and President
Daniel J. D'Arrigo	Executive Vice President, Chief Financial Officer and Treasurer
Robert H. Baldwin	Chief Design and Construction Officer
Corey I. Sanders	Chief Operating Officer
William J. Hornbuckle, IV	Chief Marketing Officer

Pay for Performance

        The economic downturn that commenced in 2008 presented the Company with numerous challenges, as indicated by the fact that, on March 6, 2009, during the worst of the economic downturn, our common stock reached an intraday low of $1.81 per share. We needed a strong and focused CEO to lead us through the uncertain and volatile circumstances that prevailed at that time. The Board determined that Mr. Murren, who had recently become CEO in December 2008 after previously serving as Chief Financial Officer, would continue to be the right person for the job and recognized that a competitive pay package would be required to maintain his services. Accordingly, on April 6, 2009, we entered into a binding employment term sheet with Mr. Murren providing for an employment term until April 7, 2013 at a base salary of $2 million. This was the only element of Mr. Murren's compensation that was not linked to performance.

        Mr. Murren's performance-linked compensation included 1,000,000 SARs with time-based vesting, which would only have value if Mr. Murren succeeded in improving our stock price. And, in order to focus Mr. Murren even more strongly on improving our stock price, another 1,000,000 SARs were granted to Mr. Murren that were not only subject to time-based vesting but also would not vest unless certain stock price targets were achieved: 50% vested only if our stock price returned to $8 for 20 consecutive trading days and another 50% vested only if our stock price returned to $17 for 20 consecutive trading days. The remaining significant elements of Mr. Murren's compensation consisted of (1) long-term cash awards of up to $4.25 million over two years beginning on April 1, 2009 and (2) the opportunity to earn an annual incentive bonus under the Management Incentive Plan. Both elements were contingent on our achievement of EBITDA targets prescribed by the Compensation

Committee and, in the case of the incentive bonus under the Management Incentive Plan, was subject to reduction by the Compensation Committee in its sole discretion.

        Since 2009, Mr. Murren and the other NEOs have continued to receive the majority of their compensation in the form of equity and an annual bonus payable only if performance goals established by the Compensation Committee were satisfied. The following charts illustrate for Mr. Murren and the other NEOs the components of 2011 target direct compensation, i.e., base salary, target bonus and the grant date value of long-term equity incentive awards:

2011 CEO Direct Compensation	2011 Other NEO Direct Compensation

        Thus, Mr. Murren and the other NEOs were strongly incentivized to improve our performance and embarked, along with the other members of our management team, on a campaign to better position our company and lay the foundation to improve shareholder return, as evidenced by the accomplishments described above. Improvement of performance presented significant challenges as a result of the financial crisis that began in 2008 shortly before Mr. Murren became CEO. These challenges included significant drops in room and casino revenues, the need to successfully complete and open CityCenter, and the need to restructure and manage a heavily leveraged balance sheet. Our management team has responded to these challenges and built a foundation for our future.

        Due to the significant price volatility that our common stock has experienced in recent years, an evaluation of our financial performance from a shareholder return perspective produces very different results, depending on the exact time period chosen to make financial comparisons. The Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public gaming and/or hospitality companies that are direct competitors with us for business and executive management talent (the "Peer Group"). See "Assessing Compensation Effectiveness" below for a further discussion with respect to the 11 companies listed below that comprise the Peer Group, including a comparison of relevant financial metrics.

        If one measures our performance over the three calendar years ending December 31, 2011, our annualized shareholder return was -9%, which places us in the bottom quartile of the Peer Group. The -9% return, however, reflects the fact our stock price was $13.76 on December 31, 2008, which was prior to the full impact of the financial and operational challenges facing us at that time. We believe a more appropriate approach measures performance after the full impact of these challenges was felt. For example, if performance were measured over the 36-month period commencing April 1, 2009 (just prior to our CEO's entering into his current employment agreement) and ending on March 31, 2012, our annualized shareholder return was 80%, as compared to a median return of 45% for the Peer Group. Similarly, our one-year shareholder return for calendar 2011 was -30%, placing us again in the bottom quartile of the Peer Group. If, instead, performance were measured over the

12-month period ending March 31, 2012, total shareholder return was 4%, which was the median return for the Peer Group. These comparisons are illustrated in the following table.

Annualized Shareholder Return as of 12/31/11				Annualized Shareholder Return as of 3/31/12
1-Year		3-Year		1-Year		3-Year
Wyndham Worldwide	29%	Las Vegas Sands	93%	Wyndham Worldwide	49%	Las Vegas Sands	168%
Wynn Resorts	12%	Wyndham Worldwide	83%	Las Vegas Sands	37%	Wyndham Worldwide	127%
Penn Nat'l Gaming	8%	Wynn Resorts	47%	Penn Nat'l Gaming	16%	Wynn Resorts	97%
Int'l Game Tech.	-1%	Starwood	40%	Marriott Int'l	14%	MGM Resorts	80%
Las Vegas Sands	-7%	Royal Caribbean	22%	Int'l Game Tech.	5%	Starwood	66%
Hyatt Hotels	-18%	Penn Nat'l Gaming	21%	Wynn Resorts	4%	Royal Caribbean	55%
Starwood	-20%	Marriott Int'l	18%	MGM Resorts	4%	Marriott Int'l	36%
Marriott Int'l	-25%	Boyd Gaming	16%	Hyatt Hotels	-1%	Boyd Gaming	28%
Carnival Corp.	-27%	Int'l Game Tech.	15%	Starwood	-2%	Int'l Game Tech.	24%
Boyd Gaming	-30%	Carnival Corp.	12%	Carnival Corp.	-14%	Penn Nat'l Gaming	21%
MGM Resorts	-30%	MGM Resorts	-9%	Boyd Gaming	-16%	Carnival Corp.	16%
Royal Caribbean	-47%	Hyatt Hotels	n/a	Royal Caribbean	-28%	Hyatt Hotels	n/a
75th Percentile	3%		45%		15%		89%
Median	-18%		22%		4%		45%
25th Percentile	-26%		17%		-8%		25%
MGM Resorts Rank	11 of 12		11 of 11		7 of 12		4 of 11

        Another relevant measure of performance is to compare the pay of our CEO to that of the CEOs in the Peer Group. Measured on this basis, our CEO's 2011 target total direct compensation of $7.75 million (base pay, target bonus, 2011 equity awards) was approximately at the median of target total direct compensation of the Peer Group.

        The SEC's calculation of total compensation, as shown in the 2011 Summary Compensation Table, is set forth in "Executive Compensation—Compensation Tables". This calculation includes several items that are driven by accounting and fair value assumptions, which are not necessarily reflective of compensation actually realized by our NEOs in a particular year. To supplement the SEC-required disclosure, we have included the additional table below for our CEO, which shows compensation actually realized by him, as reported on the applicable W-2 form for each of the years shown. As this table illustrates, aggregate realized compensation for our CEO over the last three years has been considerably less than the aggregate amount reported in the Summary Compensation Table.

NEO	Year	Realized Compensation(1)	Summary Compensation Table Total Compensation	Realized Compensation as Percentage of Summary Compensation Table Total Compensation

Mr. Murren	2011	$9,452,820	$9,933,557	95%
	2010	5,040,509	9,775,903	52%
	2009	2,380,909	13,752,443	17%

(1)
Amounts reported as realized compensation differ substantially from the amounts determined under SEC rules and reported as total compensation in the 2011 Summary Compensation Table in "Executive Compensation—Compensation Tables". Realized compensation is not a substitute for total compensation. For a reconciliation of amounts reported as realized compensation and amounts reported as total compensation, see "Reconciliations and Non-GAAP Financial Measures". For more information on total compensation as calculated under SEC rules, see the narrative and notes accompanying the Summary Compensation Table.

Redesign of Compensation Policies

        We believe that our CEO and other NEOs have been compensated in a manner that is linked to performance. We also believe that our shareholders generally concur with our compensation practices, as the vote on our 2011 proposal to approve, on an advisory basis, the compensation of our NEOs (i.e., the "say-on-pay" proposal) was approved by approximately 78% of the votes cast.

        Even though the say-on-pay vote was approved by a wide margin, the Compensation Committee has continued to review our compensation practices in order to implement what the Compensation Committee believes to be best compensation practices. As part of this review, we reached out to many of our largest institutional shareholders with a request to understand what drove both the positive and negative votes. We also carefully reviewed the reports of certain proxy advisory firms and focused on the concerns identified by such firms. The Compensation Committee took into account all of this feedback in redesigning our compensation program and the process resulted in several significant changes:

  •
  Change from SARs to Performance Share Units.  For the 2012 annual grant to executive officers, the Compensation Committee has determined to issue performance share units ("PSUs") with vesting contingent on achieving price targets. Executive officers will fully vest in the targeted PSUs only if our stock price appreciates 25% over the three-year period following the grant date. PSUs will now comprise the majority of equity compensation to our NEOs in terms of both the number of shares and value. See "Elements of Compensation—Long-Term Equity Incentives" below for a further description of PSUs. As part of the process of redesigning the delivery of equity compensation, the Compensation Committee currently intends that future awards will also deliver the majority of value and shares in performance-based compensation, either through PSUs or other forms of performance-based equity.

  •
  Executive officer stock ownership guidelines.  We recognize the importance of aligning our management's interests with those of our shareholders. As a result, the Board, at the recommendation of the Compensation Committee, has established stock ownership guidelines for all of our executive officers, including our NEOs, effective April 18, 2012. Under these guidelines, our NEOs are expected to accumulate Company stock having a fair market value equal to the multiples of their applicable base salaries as shown in the table below.

Position	Multiple of Base Salary

CEO	5x
Other Executive Officers (including NEOs other than CEO)	2x

    For purposes of these guidelines, shares held in trust or retirement accounts and RSUs—but not PSUs or SARs—count toward the ownership requirement. Each executive officer is expected to retain 50% of the net after-tax shares received upon vesting and exercise of equity incentive awards granted after the effective date of the guidelines until the requirement is satisfied. The Board also adopted stock ownership guidelines for directors, which are described in "Corporate Governance—Director Stock Ownership Guidelines".

  •
  No further single-trigger arrangements.  The Compensation Committee has determined not to agree to any further single-trigger change of control payments with executive officers. A single-trigger change of control payment is a payment made to an executive following a change of control even where such executive remains employed with the Company or voluntarily terminates without good reason.

  •
  Uniform severance and change of control policy.  The Compensation Committee reviewed our current severance policies applicable to NEOs and other senior management with the view of adopting more uniform policies. Current severance policies were compared to Peer Group practices and general best practices. As a result of this review, the Compensation Committee adopted new policies with respect to potential severance benefits in the event of certain terminations, either before or after a change of control. See "Executive Compensation—Uniform Severance and Change of Control Policies".

Continuation of Existing Effective Compensation Policies

        As part of the Compensation Committee's continuing review, the Committee also decided to retain several existing policies that continue to represent best practices in the judgment of the Committee:

  •
  Clawback policy.  Annual incentive bonuses paid to our NEOs are subject to being clawed back (i.e., repaid to the Company) if (1) there is a restatement of our financial statements for a fiscal year as to which a bonus was paid within three years following such fiscal year, other than a restatement due to changes in accounting principles or applicable law, and (2) the Compensation Committee determines that a participant received an excess bonus for the applicable fiscal year. An excess bonus generally equals the difference between the bonus paid to the participant and the payment that would have been made based on the restated financial results. We will further modify our clawback policy as necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 after the applicable regulations are promulgated by the SEC.

  •
  Discretionary reduction of annual bonus.  The Compensation Committee retains the right to reduce or eliminate any executive's award under our Management Incentive Plan in its sole and absolute discretion if it determines that such a reduction or elimination is appropriate with respect to the executive's performance or any other factors material to the plan.

  •
  Prescribed base salaries.  Base salaries of our NEOs generally remain as prescribed by the terms of their employment agreements during the entire term of the employment agreement, unless the executive's role or responsibility materially changes.

  •
  No tax gross-ups.  The only tax gross-up paid by us relates to executive health plan coverage and reflects the fact that such coverage was previously insured (so that there was no additional tax cost) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us. Other than this tax gross-up (which was $22,562 in the aggregate for all NEOs in 2011), we do not pay any tax gross-ups to our NEOs, and the Compensation Committee will not approve any other tax gross-ups.

  •
  Prohibition on short sales and derivatives trading.  Our insider trading policy provides that certain employees (including our NEOs and other executive officers) and our directors may not enter into short sales of our securities or buy or sell exchange-traded options on our securities.

Roles in Establishing NEO Compensation

        The Compensation Committee is responsible for establishing, implementing and reviewing our NEO compensation program. In doing so, the Compensation Committee obtains recommendations from management with respect to the elements of NEO compensation, performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with our CEO regarding our performance goals, and our CEO meets with the Chair of the Compensation Committee and our Lead Independent Director to discuss our CEO's performance during the prior year, including with respect to strategic planning, geographical and market expansion, management of new operations, projects and investments, leadership and succession planning and interactions and working relations with the Board.

        The Compensation Committee, among other things, determines compensation of our executive officers, determines the performance criteria and incentive awards to be granted pursuant to our Management Incentive Plan and administers and approves the granting of equity-based awards under our Equity Plan. The Compensation Committee's authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation.

        Other than in connection with negotiating their respective employment agreements and other than with respect to participation by our CEO in connection with determining the performance criteria for his annual bonus under our Management Incentive Plan, our NEOs generally do not participate in determining the amount and type of compensation they are paid. Instead, the Compensation Committee's assessment of the individual performance of our NEOs is based primarily on the Compensation Committee's independent observation and judgment of the responsibilities, duties, performance and leadership skills of our NEOs as well as the Company's overall performance.

Outside Consultants

        The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the Committee in analyzing and reviewing compensation policies, elements of compensation, and the aggregate compensation to NEOs.

        In 2011 and early 2012, the Compensation Committee received advice from Frederic W. Cook & Co., Inc. ("FW Cook"), an independent compensation consultant, with respect to the Compensation Committee's review of our compensation practices described above and other executive compensation related matters. FW Cook exclusively provides services to the Compensation Committee and does not perform any services on behalf of the Company other than on behalf of the Compensation Committee.

        In 2011, the Compensation Committee also engaged Deloitte & Touche LLP to perform certain procedures in connection with the Compensation Committee's review of the achievement of the financial goals set pursuant to the Management Incentive Plan and the corresponding non-equity incentive awards payable to our NEOs under such plan.

Assessing Compensation Competitiveness

        In order to assess whether the compensation awarded to our NEOs is fair and reasonable, the Compensation Committee periodically gathers and reviews data regarding the compensation practices and policies of other public companies in our industry. The peer group compensation data is reviewed by the Compensation Committee to determine whether the compensation paid to our NEOs is generally competitive with that paid to the executive officers of our peer group companies, and the Compensation Committee makes adjustments to compensation levels where appropriate based on this information.

        The relevant information for members of the peer group is gathered from publicly available proxy statement data, which data generally reflects only the compensation paid by these companies in years prior to their disclosure, and other relevant disclosures. When reviewing the compensation of the executive officers of the peer group, the Compensation Committee compares the market overlap, results of operations, stockholders' equity and market capitalization of the peer group with ours. In addition, the Compensation Committee also reviews the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with duties and responsibilities comparable to those of our NEOs.

        The current Peer Group is composed of gaming and/or hospitality companies that we consider direct competitors with us for business and executive management talent. In 2011, the Compensation Committee reviewed the compensation data of the Peer Group. As set forth in the following table, we are in the third quartile (50th to 75th percentile) as compared to the Peer Group with respect to revenues, operating income and employees, and about 6% below median with respect to market capitalization. This data is generally based on SEC filings available as of March 31, 2012 (employee data is from the most recent annual report).

Latest Available Four Quarters ($ Millions)						Market Capitalization ($ Millions)

Revenues		Operating Income		Employees		as of 3/31/12		12-Month Average
Carnival Corp.	$15,956	Carnival Corp.	$3,670	Starwood	154,000	Las Vegas Sands	$42,260	Las Vegas Sands	$34,223
Marriott Int'l	$12,317	Las Vegas Sands	$3,238	Marriott Int'l	120,000	Carnival Corp.	$24,926	Carnival Corp.	$26,475
Las Vegas Sands	$9,411	Royal Caribbean	$1,634	Carnival Corp.	91,300	Wynn Resorts	$15,620	Wynn Resorts	$16,481
MGM Resorts	$7,849	MGM Resorts	$1,457	MGM Resorts	66,800	Marriott Int'l	$12,637	Marriott Int'l	$11,461
Royal Caribbean	$7,537	Wynn Resorts	$1,406	Royal Caribbean	61,040	Starwood	$11,118	Starwood	$10,190
Starwood	$5,624	Marriott Int'l	$1,064	Hyatt Hotels	50,000	Hyatt Hotels	$7,056	Hyatt Hotels	$6,600
Wynn Resorts	$5,270	Wyndham Worldwide	$1,000	Las Vegas Sands	40,000	Wyndham Worldwide	$6,840	Royal Caribbean	$6,577
Wyndham Worldwide	$4,254	Starwood	$963	Wyndham Worldwide	27,800	MGM Resorts	$6,658	MGM Resorts	$6,072
Hyatt Hotels	$3,698	Int'l Game Tech.	$735	Boyd Gaming	22,960	Royal Caribbean	$6,401	Wyndham Worldwide	$5,781
Penn Nat'l Gaming	$2,742	Penn Nat'l Gaming	$698	Penn Nat'l Gaming	16,740	Int'l Game Tech.	$5,003	Int'l Game Tech.	$4,991
Boyd Gaming	$2,336	Hyatt Hotels	$452	Wynn Resorts	16,400	Penn Nat'l Gaming	$3,279	Penn Nat'l Gaming	$3,085
Int'l Game Tech.	$1,949	Boyd Gaming	$443	Int'l Game Tech.	4,600	Boyd Gaming	$679	Boyd Gaming	$664

75th Percentile	$8,474		$1,520		76,170		$14,128		$13,971
Median	$5,270		$1,000		40,000		$7,056		$6,600
25th Percentile	$3,220		$717		19,850		$5,702		$5,386
MGM Resorts Rank	4 of 12		4 of 12		4 of 12		8 of 12		8 of 12

Objectives of Our Compensation Program

        The Compensation Committee's primary objectives in setting total compensation and the elements of compensation for our NEOs are to:

  •
  attract talented and experienced NEOs and retain their services on a long-term basis;

  •
  motivate our NEOs to achieve our annual and long-term strategic goals;

  •
  align the interests of our NEOs with the interests of the Company and those of our stockholders; and

  •
  encourage our NEOs to balance the management of long-term risks and long-term performance with yearly performance.

Elements of Compensation

        In structuring our NEO compensation program, the Compensation Committee considers how each component motivates performance and promotes retention and sound long-term decision-making. The Compensation Committee also considers the requirements of our strategic plan and the needs of our business.

        Our NEO compensation program consists of the following components, which are designed to achieve the following objectives.

Compensation Element	Objective

• Annual base salary

•

Attract and retain executives by fairly compensating them for performing the fundamental requirements of their positions and ensuring that base pay is commensurate with competitive market compensation rates for each position.

• Annual incentive bonus

•

Motivate executives to achieve specific annual financial and/or operational goals and objectives whose achievements are critical for near- and long-term success; reward executives directly in relationship to the degree those goals are achieved in a given year; and attract executives with an interest in linking their compensation rewards, including greater upside bonus potential, directly to higher corporate performance.

• Long-term incentives

•

Align executives' long-term interests with stockholders' interests and drive decisions and achieve goals that will help us to remain competitive and thrive in the competitive global gaming industry; attract executives with an interest in creating long-term stockholder value; reward executives for building and sustaining stockholder value; and retain executives both through growth in their equity value and the vesting provisions of our stock awards.

•

In 2011, long-term incentive awards consisted of SARs and RSUs. For 2012, the Compensation Committee will instead grant a mix of PSUs and RSUs. See "Long-Term Equity Incentives—Fiscal Year 2012" below.

• Deferred compensation opportunities	• Promote retention by providing opportunities to postpone receipt of compensation.

• Severance and change of control benefits; employment agreements	• Attract, retain and provide reasonable security to executives; encourage executives to make sound decisions in the interest of our long-term performance, regardless of personal risk.

• Perquisites	• Provide a competitive level of perquisites, which in many cases may be provided at little or no cost to us as an owner and operator of full-service resorts.

Annual Base Salary and Employment Agreements

        We have entered into employment agreements with each of our NEOs which determine their annual base salaries as described in the table below. All of our NEO employment agreements were effective prior to 2011, except for Mr. D'Arrigo's. We entered into a new employment agreement with Mr. D'Arrigo effective September 12, 2011, which provides for a base salary of $800,000 during the first year of the term, with an increase of $25,000 on each of the first three anniversaries of the effective date. Mr. Sanders' base salary increased by $50,000 in 2011 as provided by his employment agreement. Except for Messrs. D'Arrigo and Sanders, our NEO employment agreements do not provide for automatic salary increases and, except for such individuals, the base salaries of our NEOs did not increase in 2011.

NEO	2010 Base Salary	2011 Base Salary	Change YE 2010 to YE 2011	Increases Provided by Employment Agreement	Employment Agreement Term Expiration

Mr. Murren	$2,000,000	$2,000,000	No change	None	Apr. 7, 2013
Mr. D'Arrigo	$500,000 until June 2010	$675,000 until Sept. 2011		$25,000 in Sept. 2012, 2013 and 2014	Sept. 11, 2015
	$675,000 after June 2010	$800,000 after Sept. 2011	$125,000
Mr. Baldwin	$1,650,000	$1,650,000	No change	None	Dec. 13, 2014
Mr. Sanders	$700,000 until Sept. 2010	$800,000 until Sept. 2011		$50,000 in Sept. 2012	Aug. 4, 2013
	$800,000 after Sept. 2010	$850,000 after Sept. 2011	$50,000
Mr. Hornbuckle	$1,000,000 until Sept. 2010	$1,100,000	No change	None	Sept. 13, 2013
	$1,100,000 after Sept. 2010

Annual Incentive Bonus

  Fiscal Year 2011

        Our NEOs are eligible for annual incentive bonuses under our Management Incentive Plan. Each year, the Compensation Committee adopts performance goals and establishes computation formulas for determining each NEO's annual incentive bonus. For 2011, the Compensation Committee established the EBITDA target at $1,511,781,000, which was the same target EBITDA set by management and approved by the Board in the budgeting process for 2011 (the "EBITDA Target"), as adjusted to reflect the change in 2011 from the equity method of accounting to consolidated basis accounting as a result of the acquisition of a controlling interest in MGM China. For this purpose, EBITDA was defined as set forth below.

        The Compensation Committee further determined that, in order for any award to be earned under the Management Incentive Plan in 2011, 70% of the EBITDA Target must have been achieved. In the event that 70% of the EBITDA Target were achieved, our NEOs would have been eligible to receive 50% of their target award. Between 70% and 100% achievement, the factor increased on a linear basis. If 100% of the EBITDA Target were achieved, our NEOs would have been eligible to receive 100% of their target awards. If 120% of the EBITDA Target were achieved, our NEOs would have been eligible to receive 150% of their target awards. Between 100% and 120% achievement, the factor increased on a linear basis.

        In 2011, 104.2% of the EBITDA Target was achieved such that our NEOs each received 110.6% of their target awards. The table below illustrates for 2011 the impact of different EBITDA achievement levels on the target awards factor and identifies the actual award factor for 2011:

2011 EBITDA Target: $1,511,781,000	EBITDA Target Achievement	Factor

	<70%	0%
	70%	50%
	80%	66.7%
	90%	83.3%
	100%	100%
2011 Actual	104.2%	110.6%
	110%	125%
	120%+	150%

        The Compensation Committee set the target awards under the Management Incentive Plan for 2011 as a percentage of each NEO's applicable salary at January 1, 2011, as indicated in the table below. For each NEO, this target award was multiplied by the 110.6% factor described above as a result of the 104.2% achievement of the EBITDA Target.

NEO	Base Salary at 1/1/2011	2011 Target Bonus (% of Base Salary)	2011 Target Bonus ($)	2011 Actual Bonus ($)	Actual Bonus as % of Target

Mr. Murren	$2,000,000	200%	$4,000,000	$4,423,951	110.6%
Mr. D'Arrigo	$675,000	100%	$675,000	$746,542	110.6%
Mr. Baldwin	$1,650,000	163.63%	$2,699,895	$2,986,050	110.6%
Mr. Sanders	$800,000	125%	$1,000,000	$1,105,988	110.6%
Mr. Hornbuckle	$1,100,000	125%	$1,375,000	$1,520,733	110.6%

        For this purpose, EBITDA consisted of corporate consolidated EBITDA as presented in the annual budget approved by the Board and excluded the following items:

  •
  gains or losses from the sale of operating properties, joint venture or partnership interests or land;

  •
  EBITDA attributable to operations of assets for the period prior to their disposal;

  •
  gains or losses attributable to any consolidation of a joint venture or partnership in our financial statements;

  •
  any write-down or write-up of the value of any portion of real estate or other capital assets or investments not disposed of;

  •
  gains or losses on insurance proceeds related to asset claims;

  •
  gains or losses arising out of acquisitions, sales or dispositions, or exchanges of our debt securities;

  •
  certain legal and advisory costs;

  •
  gains from a potential initial public offering relating to our Macau joint venture; and

  •
  EBITDA attributable to any entity acquired by us during 2011.

        The Compensation Committee may reduce or eliminate any participant's award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant's performance or any other factors material to the goals, purposes, and administration of the Management Incentive Plan. In December 2011, the Compensation Committee determined that it would not reduce or eliminate any of the participants' awards for fiscal year 2011.

        In March 2011, Mr. Murren earned the fourth and final additional cash award provided by his employment agreement pursuant to the Management Incentive Plan, in the amount of $1,062,500 (the "2011 Additional Cash Bonus"). This award was vested and earned at the end of the six-month period ending in March 2011 because EBITDA of the Company (as defined for purposes of the Management Incentive Plan) for such period was greater than $350,000,000.

        In addition, the Compensation Committee has the ability to grant bonus awards outside of the Management Incentive Plan in the Compensation Committee's discretion; however, any such bonus payments may not be entitled to the same beneficial tax treatment provided with respect to the non-equity incentive awards under the Management Incentive Plan. Discretionary bonuses may be awarded in any amount that the Compensation Committee deems appropriate. In March 2012, the Compensation Committee awarded discretionary bonuses in the amounts of $254,875 to Mr. Sanders and $150,000 to Mr. Hornbuckle in connection with their superior efforts in 2011 related to the development and implementation of M life, strategic planning, employee culture, and initiatives to improve revenue and profitability.

  Fiscal Year 2012

        For 2012, the Compensation Committee determined that, in order for any annual non-equity incentive award to be earned under the Management Incentive Plan, the minimum EBITDA must be at least 70% of the targeted EBITDA for 2012, as approved by the Compensation Committee for this purpose. For 2012, EBITDA calculated for purposes of the Management Incentive Plan will consist of corporate consolidated EBITDA as presented in the annual budget approved by the Board and will exclude certain items. The excluded items are generally the same as those listed above for 2011 with the following differences: (1) there are not exclusions for certain legal and advisory costs and gains from a potential initial public offering relating to our Macau joint venture; and (2) there are exclusions for any Harmon-related demolition costs and any success fees paid by us or our affiliates to third parties in connection with development activities.

        As in 2011, for 2012 the EBITDA target for purposes of the Management Incentive Plan will be adjusted downward in the case of certain discontinuances of operations and will also be adjusted accordingly if any entity currently accounted for under the equity method is subsequently accounted for on a consolidated basis.

        Awards payable under the Management Incentive Plan for 2012 will be determined on the same sliding scale basis described above with respect to awards paid under the Management Incentive Plan for 2011, and the 2012 target EBITDA under the Management Incentive Plan is the same target EBITDA set by management and approved by the Board in the budgeting process for 2012. In this regard, the Compensation Committee considered the EBITDA projected by management for 2012 in relation to the prior year's performance, general economic conditions, the competitiveness of our executive compensation within the industry, and the anticipated value of the services to be provided by the participants.

        For 2012, the Compensation Committee set the NEO target non-equity incentive awards at the same percentages of base salary as applied in 2011.

Long-Term Equity Incentives

  Fiscal Year 2011

        In 2011, the Compensation Committee granted SARs and RSUs to our NEOs under our Equity Plan. These awards were granted consistent with a policy adopted by the Compensation Committee in October 2008 to provide for a uniform annual grant date for equity awards to our NEOs (the "Annual Program"). In making awards under the Annual Program in 2011, the Compensation Committee determined a gross SAR award number for each NEO and allocated 75% of that value to SARs and 25% of that value to RSUs (for this purpose, one SAR was assumed to equal the value of 0.4 RSUs), except that the 2011 grant to Mr. D'Arrigo was made outside of the Annual Program in connection with the negotiation of his new employment agreement and consisted 100% of SARs.

        In determining the gross award number, the Compensation Committee does not take into account a recipient's holdings of vested but unexercised awards, believing that calibrating future awards based on the holdings of previously vested but unexercised awards would create incentives for NEOs to exercise or sell shares subject to their prior grants. The Compensation Committee also does not take into account the value realized by a NEO during a fiscal year from the exercise of equity awards granted during a prior year, believing that value realized by a NEO from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information, nor do we time the release of material non-public information for the purpose of affecting the value of equity awards.

        SARs and RSUs generally vest ratably over four years, which encourages recipients to balance our short-term performance with the management of our long-term risks and long-term performance. SARs expire seven years after the grant date.

        Each SAR entitles the recipient to receive upon exercise a payment in stock equal to the appreciation in the value of a share of our stock from the date of issue to the date of exercise. Accordingly, the recipient receives value from his or her SAR only if there is an increase in the value of a share. In connection with any award of SARs, the exercise price is established as the closing price of our common stock on the NYSE on the day of the Compensation Committee meeting at which such award is approved. Although the Compensation Committee may pre-approve the terms of employment, including the proposed equity compensation, offered to a potential new employee prior to the acceptance or commencement of the employment, any grant of SARs made in connection with such new employment is subject to formal approval by the Compensation Committee and, if approved, occurs at the next scheduled meeting of the Compensation Committee following the commencement of such employment. With respect to SARs granted in connection with the approval by the Compensation Committee of a new or revised employment agreement, such grants are considered and, if approved, awarded at the regularly scheduled meeting of the Compensation Committee during which such employment agreement is approved.

        Each RSU entitles the holder to receive one share of our stock at vesting, assuming that the applicable performance target is satisfied. Thus, while an increase in the value of our stock increases the value of each RSU, an RSU has value even if there is no increase in the value of a share, and an RSU thus has value as a retention incentive even if there is no increase in stock price, again assuming that the applicable performance target is satisfied. For 2011, the Compensation Committee determined that a combination of both SARs and RSUs was the best design because this structure results in some retention incentive even when stock prices have not increased. For 2012, the Compensation Committee made certain changes to the equity compensation structures, which are described in the next section.

        All RSUs granted to our NEOs in 2011 are subject to achievement of a performance target: in order for any such RSUs to be eligible to vest, our EBITDA for the six-month period ending on

June 30, 2012 must be at least 50% of the targeted EBITDA for such six-month period as determined for purposes of the Management Incentive Plan, which was designed to qualify the awards as deductible under Section 162(m) of the Internal Revenue Code.

        The Compensation Committee awarded equity-based compensation to our NEOs in 2011 as follows:

		SARs
NEO	Grant Date	Amount	Exercise Price	RSUs(1)

Mr. Murren	10/3/11	262,500	$8.23	35,000
Mr. D'Arrigo	9/12/11	350,000	$10.32	—
Mr. Baldwin	10/3/11	112,500	$8.23	15,000
Mr. Sanders	10/3/11	112,500	$8.23	15,000
Mr. Hornbuckle	10/3/11	112,500	$8.23	15,000

(1)
Vesting is subject to satisfaction of performance criteria, as described above.

  Fiscal Year 2012

        As a result of its review of various long-term incentive plan design alternatives, the Compensation Committee has determined that, in 2012, PSUs will be granted to our NEOs instead of SARs. While the Compensation Committee continues to believe that SARs are an effective vehicle for aligning long-term shareholder and executive interests, it has also concluded that PSUs are an even more effective vehicle. One factor influencing this decision was that, assuming the performance targets are met, the PSU awards result in the NEOs acquiring shares of our stock at the end of the three-year performance period, which aligns with the Compensation Committee's goal of increasing NEO ownership of our shares in order to meet their goals under the recently adopted stock ownership guidelines.

        The core PSU concept is that, while an executive is awarded a target number of shares to be paid at the end of a three-year cliff vesting period, the actual number of shares earned depends on the performance of our stock price over the vesting period, and the target number of shares can only be earned if stock price appreciation is 25%.

        Specifically, in order for the target number of shares to be paid (the "Target Shares"), the ending average stock price must equal the "Target Price," which is defined as 125% of the beginning average stock price. No shares are issued unless the ending average stock price is at least 60% of the Target Price (which equates to 75% of the beginning average stock price), and the maximum payout is capped at 160% of the Target Shares. If the ending average stock price is at least 60% or more of the Target Price, then the amount of Target Shares is multiplied by the Stock Performance Multiplier. The "Stock Performance Multiplier" equals the ending average stock price divided by the Target Price. For this purpose, the beginning and ending prices are based on the average closing price of our common stock over the 60-calendar day periods ending on the award date and third anniversary of the award date. For example, if the ending average stock price were only 80% of the Target Price, then only 80% of the Target Shares would be paid and, if the ending average stock price were 120% of the Target Price, then 120% of the Target Shares would be paid.

        While PSUs provide some value even when the stock price declines (so long as the ending average stock price is 75% of more of the beginning average stock price), their design magnifies the benefits of an increased stock price and the detriment of a decreased price. For example, a 25% share price decline over the three-year vesting period reduces the value of the award by approximately 64% compared to target achievement (60% of the Target Shares would be delivered with each share having a value of only 60% of the Target Price). An additional benefit of the PSU design is that the high expense charge for SARs required by the accounting rules caused the Compensation Committee to conclude that PSUs are currently a relatively more efficient way to deliver equity value than SARs. This factor reinforced the Compensation Committee's conclusion that both shareholder and executive interests were advanced through the addition of PSUs to the award mix.

        Grants of PSUs and RSUs are expected to be made under the Annual Program in 2012. In making these awards, the Compensation Committee intends to allocate a majority of the value of the awards, and a majority of the number of awards, to PSUs.

Deferred Compensation Opportunities

        Under our Nonqualified Deferred Compensation Plan (the "DCP"), our NEOs may elect to defer up to 50% of their base salary or 75% of their non-equity incentive awards on a pre-tax basis and accumulate tax-deferred earnings on their accounts. All of our NEOs, except Mr. Baldwin, are current participants in the DCP, but no deferrals were made by any such individuals under the DCP in 2011. See "Compensation Tables—Nonqualified Deferred Compensation". We believe that providing our NEOs with this deferral option is a cost-effective way to permit executives to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for us also is deferred. The plan permits deferral, within prescribed limits, up to 75% of income on a pre-tax basis, subject to prescribed annual contribution limits. The plan allows NEOs to allocate their account balances among different measurement funds which are used as benchmarks for calculating amounts that are credited or debited to their account balances (for tax reasons, no ownership interest in the underlying funds is acquired). Our NEOs are also eligible to participate in our retirement savings plan under Section 401(k) of the Internal Revenue Code.

Severance and Change of Control Benefits

        We believe that severance protections, including in the context of a change of control transaction, are important in attracting and retaining key executive officers. In addition, we believe they help ensure leadership continuity and sound decisions in the interest of our long-term success, particularly at times of major business transactions. We have agreed to provide our NEOs with severance benefits in the event that their employment is terminated (1) by us for other than good cause, (2) by them for good cause, (3) by us as a result of their death or disability or in the event of or in connection with a change of control as provided under the applicable NEO employment agreements. The Compensation Committee believes the services of our NEOs are extremely marketable, and that in retaining their services it is therefore necessary to provide assurances to our NEOs that we will not terminate their employment without cause unless we provide a certain level of severance benefits. When determining the level of the severance benefits to be offered in the employment agreements, the Compensation Committee also considers the period of time it would normally require an executive officer to find comparable employment. Details of the specific severance benefits available under various termination scenarios for our NEOs as of December 31, 2011 are discussed below in "Executive Compensation—Potential Payments upon Termination or Change of Control".

        As a result of its review of the Company's current severance policies, the Compensation Committee has determined to make several changes in its current practices to better align the Company with peer group practices and overall best practices. Those changes are described below under "Executive Compensation—Uniform Severance and Change of Control Policies".

Perquisites and Other Benefits

        As an owner and operator of full-service resorts, we are able from time to time to provide perquisites relating to hotel and related services, including security and in-town transportation, to our NEOs at little or no additional cost to us. We currently provide access to the fitness facilities located in the hotel in which a NEO's office is located. In addition, for our convenience and the convenience of our NEOs, we provide complimentary meals for business purposes at our restaurants. As shown below in the Summary Compensation Table, the only tax gross-up paid by us relates to executive health plan coverage and reflects the fact that such coverage was previously insured (so that there was no additional tax cost) and our decision to convert our medical plans to self-funding. This conversion imposed an additional tax cost on executives (which we reimburse), but still resulted in lower overall costs to us. Other than this tax gross-up (which was $22,562 in the aggregate for all NEOs in 2011), we do not pay any tax gross-ups to our NEOs, and the Compensation Committee will not approve any other tax gross-ups.

        Pursuant to his employment agreement, Mr. Murren may request the personal use of aircraft owned by us, but we are not obligated to make the aircraft available for more than two personal round trips in any calendar year, subject to certain conditions and the aircraft's availability. We also provide security services for Mr. Murren and pay the premiums for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage (and any taxes associated with health plan coverage) on behalf of our NEOs. These amounts are also shown below in the Summary Compensation Table.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), disallows a tax deduction to public companies for compensation over $1 million paid to such company's chief executive officer and its three other highest paid executive officers other than its chief financial officer. Qualifying performance-based compensation is not subject to the $1 million deduction limitation if certain requirements are met. The Compensation Committee has determined that a substantial portion of the potential compensation payable to NEOs on an annual basis should be based on the achievement of performance-based targets or otherwise qualify as deductible under Section 162(m) of the Internal Revenue Code. Awards to these individuals under our Management Incentive Plan and certain annual grants of equity-based compensation they receive under our Equity Plan are intended to satisfy the requirements for qualifying performance-based compensation under Section 162(m) so that compensation paid pursuant to these awards and grants will be tax deductible. However, interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. In addition, the Compensation Committee reserves the right to use its judgment to authorize payment of compensation that may not be deductible when the Compensation Committee believes that such payments are appropriate and in the best interests of the Company, taking into consideration changing business conditions, the performance of its employees, and other relevant factors. In this regard, for 2011, the Compensation Committee approved discretionary cash bonuses to certain NEOs, as discussed above.

Compensation Risk Assessment

        As part of its oversight, the Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. We believe that our pay philosophy provides an effective balance in cash and equity mix, short- and longer-term performance periods, financial and non-financial performance, and allows for the Compensation Committee's exercise of discretion. Further, policies to mitigate compensation-related risk include vesting periods on long-term incentives, stock ownership guidelines, insider-trading prohibitions, and independent Compensation Committee oversight. Based upon this review, both for our executive officers and all other employees, the Compensation Committee has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board has reviewed and discussed the "Compensation Discussion and Analysis" included in this Proxy Statement with management. Based on the Compensation Committee's review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

  ANTHONY MANDEKIC, Chair
  WILLIE D. DAVIS
  ROSE MCKINNEY-JAMES
  DANIEL J. TAYLOR
  MELVIN B. WOLZINGER

        The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION TABLES

Summary Compensation Table

        The following table summarizes the compensation of the NEOs for the years ended December 31, 2011, 2010 and 2009, as applicable.

Name and Title	Year	Salary (A)	Bonus (B)	Stock Awards (C)	Stock Appreciation Rights and Option Awards (D)	Non-Equity Incentive Plan Compensation (E)	All Other Compensation (F)	Total

James J. Murren	2011	$2,000,000	$—	$288,050	$1,278,926	$5,486,451	$880,130	$9,933,557
Chairman, Chief Executive	2010	2,000,000	750,000	397,600	1,732,605	4,310,424	585,274	9,775,903
Officer, President and Director	2009	2,038,462	500,000	—	7,094,400	3,455,368	664,213	13,752,443
Daniel J. D'Arrigo	2011	$711,058	$—	$—	$2,045,715	$746,542	$38,407	$3,541,722
Executive Vice President,	2010	629,808	415,000	56,800	247,515	204,884	26,443	1,580,450
Chief Financial Officer and Treasurer	2009	500,000	475,000	50,776	238,405	—	37,395	1,301,576
Robert H. Baldwin	2011	$1,650,000	$—	$123,450	$548,111	$2,986,050	$13,924	$5,321,535
Chief Design and	2010	1,648,187	1,500,000	—	5,745,000	1,229,301	60,979	10,183,467
Construction Officer and Director	2009	1,500,000	—	288,500	1,354,575	1,914,294	75,477	5,132,846
Corey I. Sanders	2011	$814,835	$254,875	$123,450	$548,111	$1,105,988	$6,521	$2,853,780
Chief Operating Officer	2010	729,176	300,000	—	660,040	382,449	22,264	2,093,929
William J. Hornbuckle, IV	2011	$1,100,000	$150,000	$123,450	$548,111	$1,520,733	$34,224	$3,476,518
Chief Marketing Officer	2010	1,003,736	340,000	—	495,030	491,720	33,893	2,364,379

(A)
See "Compensation Discussion and Analysis—Annual Base Salary and Employment Agreements". For Mr. D'Arrigo and Mr. Sanders, the amounts in this column do not reflect their full salaries at the end of 2011 because their respective salary increases became effective at certain dates during 2011 and not at January 1, 2011.

(B)
For Mr. Sanders and Mr. Hornbuckle, includes discretionary bonuses earned in 2011 in the amount of $254,875 and $150,000, respectively. See "Compensation Discussion and Analysis—Annual Incentive Bonus".

(C)
RSUs were granted to all NEOs, except Mr. D'Arrigo, in 2011. The awards will be cancelled if certain performance criteria are not met during the six-month period beginning January 1, 2012. See "Compensation Discussion and Analysis—Long-Term Equity Incentives". At the grant date, we believed that it was probable that the performance criteria would be met and that each individual will remain employed through the date the grant would become fully vested by its terms, and accordingly, the full value of awards granted has been included.

(D)
SARs were granted to all NEOs in 2011. See "Compensation Discussion and Analysis—Long-Term Equity Incentives". The amounts reflected in the table represent the grant date fair value computed in accordance with FASB ASC 718. These awards were valued using the Black-Scholes Model with assumptions as described in Note 14 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012.

(E)
Consists of payments under the Management Incentive Plan and, with respect to Mr. Murren, payment of the 2011 Additional Cash Bonus. See "Compensation Discussion and Analysis—Annual Incentive Bonus".

(F)
All other compensation for 2011 consists of the following:

Name	Personal Use of Company Aircraft(1)	401(k) Match	Insurance Premiums and Benefits(2)	Other Perquisites(3)	Total Other Compensation

Mr. Murren	$422,023	$500	$88,688	$368,919	$880,130
Mr. D'Arrigo	—	500	37,907	—	38,407
Mr. Baldwin	—	500	13,424	—	13,924
Mr. Sanders	—	500	6,021	—	6,521
Mr. Hornbuckle	—	500	33,724	—	34,224

(1)
The amounts in this column represent the value of personal use of our aircraft, which was determined based on the aggregate incremental cost to us. Aggregate incremental cost was calculated based on average variable operating cost per flight hour multiplied by flight hours for each NEO, less any amounts reimbursed by such NEO. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by the aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes are not included in aggregate incremental cost since these expenses are incurred by us irrespective of personal use of aircraft. The amount shown in the table for Mr. Murren reflects a reimbursement of $68,445 to us for a portion of incremental costs of his personal flights.

(2)
The amounts in this column represent premiums and other expenses for group life insurance, short term disability insurance, long term disability insurance, business travel insurance, and health plan coverage, including gross-ups of associated taxes on health plan coverage (the gross-up amounts were $13,863, $4,184, $836 and $3,679 for Mr. Murren, Mr. D'Arrigo, Mr. Baldwin and Mr. Hornbuckle, respectively). See "Compensation Discussion & Analysis" for our Compensation Committee's policy on gross-ups.

(3)
For 2011, Mr. Murren received $100,000 to be applied to his life insurance premiums or such other uses as he determines. Also included in this column for Mr. Murren is $268,919 for personal security services, the majority of which was attributable to costs of security personnel. Based on a study provided to us by an outside firm, we view the provision of security services to Mr. Murren as recommended by such study as a necessary and appropriate business expense. As an owner and operator of full-service hotels, we are able to provide many perquisites relating to hotel and hotel-related services to the NEOs at little or no additional cost to us. In no case did the value of such perquisites, computed based on the incremental cost to us, exceed $10,000 per NEO in 2011.

 Grants of Plan-Based Awards

        The table below shows plan-based awards granted during 2011 to the NEOs. See "Compensation Discussion and Analysis—Elements of Compensation—Annual Incentive Bonus" and "—Long-Term Equity Incentives" for a narrative description of these awards and of plan-based awards for 2012.

								All Other SAR Awards: Number of Securities Underlying SARs
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Number of Shares For Future Payouts Under Equity Incentive Plan Awards(A)
									Exercise Price of SAR Awards	Grant Date Fair Value of Stock and SAR Awards(B)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Mr. Murren	N/A	$2,000,000	$4,000,000	$6,000,000	—	—	—	—	—	—
	10/3/11	—	—	—	—	35,000	—	—	—	$288,050
	10/3/11	—	—	—	—	—	—	262,500	$8.23	1,278,926
Mr. D'Arrigo	N/A	337,500	675,000	1,012,500	—	—	—	—	—	—
	9/12/11				—	—	—	350,000	10.32	2,045,715
Mr. Baldwin	N/A	1,349,948	2,699,895	4,049,843	—	—	—	—	—	—
	10/3/11	—	—	—	—	15,000	—	—	—	123,450
	10/3/11	—	—	—	—	—	—	112,500	8.23	548,111
Mr. Sanders	N/A	500,000	1,000,000	1,500,000	—	—	—	—	—	—
	10/3/11	—	—	—	—	15,000	—	—	—	123,450
	10/3/11	—	—	—	—	—	—	112,500	8.23	548,111
Mr. Hornbuckle	N/A	687,500	1,375,000	2,062,500	—	—	—	—	—	—
	10/3/11	—	—	—	—	15,000	—	—	—	123,450
	10/3/11	—	—	—	—	—	—	112,500	8.23	548,111

(A)
For the RSU awards to vest ratably over four years, our pre-tax income for the six months ending June 30, 2012 must be at least 50% of the targeted EBITDA as determined in the budget adopted by the Board for such period, excluding certain predetermined items. There are no thresholds or maximums (or equivalent items).

(B)
Represents the fair value of the SARs granted on their respective grant dates. The fair value is calculated in accordance with FASB ASC 718 using the Black-Scholes valuation model. For additional information, refer to Note 14 of our consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the NEOs.

 Outstanding Equity Awards at Fiscal Year-End

        The table below shows outstanding equity awards of the NEOs as of December 31, 2011.

	Option/SAR Awards						Stock Awards (RSUs)
										Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that Have Not Vested
	Number of Securities Underlying Unexercised Options/SARs						Shares or Units of Stock that Have Not Vested
					Option/SAR Exercise Price	Option/SAR Expiration Date
Name	Exercisable		Un-exercisable				Number		Value	Number		Value

Mr. Murren	600,000	(1)	—		$34.05	5/3/2012
	100,000	(1)	—		34.36	5/10/2012
	1,000,000	(1)	—		12.74	2/27/2013
	140,625	(2)	46,875	(3)	19.00	10/6/2015
	750,000	(2)	1,250,000	(4)	5.53	4/6/2016
	65,625	(2)	196,875	(5)	11.36	10/4/2017
	—	(2)	262,500	(6)	8.23	10/3/2018
							26,250	(5)	$273,788
										35,000	(6)	$365,050
Mr. D'Arrigo	100,000	(1)	—		$34.05	5/3/2012
	50,000	(1)	—		17.40	9/2/2012
	35,000	(1)	—		12.74	2/27/2013
	22,500	(2)	7,500	(3)	19.00	10/6/2015
	16,500	(2)	16,500	(7)	11.54	10/5/2016
	9,375	(2)	28,125	(5)	11.36	10/4/2017
	—	(2)	350,000	(8)	10.32	9/12/2018
							3,471	(9)	$36,203
							2,200	(7)	$22,946
							3,750	(5)	$39,113
Mr. Baldwin	600,000	(1)	—		$34.05	5/3/2012
	567,187	(1)	—		12.74	2/27/2013
	140,625	(2)	46,875	(3)	19.00	10/6/2015
	93,750	(2)	93,750	(7)	11.54	10/5/2016
	187,500	(2)	562,500	(10)	13.18	12/13/2017
	—	(2)	112,500	(6)	8.23	10/3/2018
							12,500	(7)	$130,375
										15,000	(6)	$156,450
Mr. Sanders	160,000	(1)	—		$34.05	5/3/2012
	70,000	(1)	—		12.74	2/27/2013
	22,500	(2)	7,500	(3)	19.00	10/6/2015
	200,000	(2)	200,000	(11)	7.45	8/3/2016
	25,000	(2)	75,000	(5)	11.36	10/4/2017
	—	(2)	112,500	(6)	8.23	10/3/2018
							750	(3)	$7,823
										15,000	(6)	$156,450

	Option/SAR Awards						Stock Awards (RSUs)
										Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights that Have Not Vested
	Number of Securities Underlying Unexercised Options/SARs						Shares or Units of Stock that Have Not Vested
					Option/SAR Exercise Price	Option/SAR Expiration Date
Name	Exercisable		Un-exercisable				Number		Value	Number		Value

Mr. Hornbuckle	235,000	(1)	—		$34.05	5/3/2012
	28,125	(2)	9,375	(3)	19.00	10/6/2015
	112,500	(2)	112,500	(11)	7.45	8/3/2016
	18,750	(2)	56,250	(5)	11.36	10/4/2017
	—	(2)	112,500	(6)	8.23	10/3/2018
							938	(3)	$9,783
							10,428	(12)	$108,764
										15,000	(6)	$156,450

(1)
Non-qualified stock option award.

(2)
SAR award.

(3)
Scheduled to vest 10/6/12.

(4)
375,000 of these SARs are scheduled to vest on each of 4/6/12 and 4/6/13. If the average closing price of our common stock is at least $17 during any 20 consecutive trading day period prior to the earlier of 4/6/13 or the termination of Mr. Murren's employment or certain other events specified in his SAR agreement, then the remaining 500,000 SARs will vest in equal installments effective as of 4/6/10, 4/6/11, 4/6/12 and 4/6/13.

(5)
Scheduled to vest in equal installments on each of 10/4/12, 10/4/13 and 10/4/14.

(6)
Scheduled to vest in equal installments on each of 10/3/12, 10/3/13, 10/3/14 and 10/3/15.

(7)
Scheduled to vest in equal installments on each of 10/5/12 and 10/5/13.

(8)
Scheduled to vest in equal installments on each of 9/12/12, 9/12/13, 9/12/14 and 9/12/15.

(9)
Scheduled to vest 9/10/12.

(10)
Scheduled to vest in equal installments on each of 12/13/12, 12/13/13 and 12/13/14.

(11)
Scheduled to vest in equal installments on each of 8/3/12 and 8/3/13.

(12)
Scheduled to vest in equal installments on each of 2/4/12 and 2/4/13.

Option/SAR Exercises and Stock Vested

        The following table shows option/SAR exercises and RSU vesting for the NEOs during 2011. For option/SAR awards, if any, the value realized is calculated as the difference between the market price on the date of exercise and the exercise price, times the number of options/SARs exercised. For RSUs, the value realized is calculated as the number of shares vested times the closing share price on the date vested.

	Stock Option/SAR Awards		Stock Awards (RSUs)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Mr. Murren	—	—	8,750	76,475
Mr. D'Arrigo	—	—	5,821	55,550
Mr. Baldwin	—	—	6,250	54,563
Mr. Sanders	—	—	750	7,110
Mr. Hornbuckle	—	—	6,151	86,102

Nonqualified Deferred Compensation

        The following table shows nonqualified deferred compensation to the NEOs in 2011 under the DCP. See "Compensation Discussion and Analysis—Elements of Compensation—Deferred Compensation Opportunities" for a narrative description of the DCP.

	DCP
Name	Executive Contributions	Company Contributions	Aggregate Earnings(A)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Year End

Mr. Murren	$—	$—	$4,921	$—	$77,893
Mr. D'Arrigo	—	—	142	—	14,873
Mr. Baldwin	—	—	—	—	—
Mr. Sanders	—	—	(1,193)	—	12,318
Mr. Hornbuckle	—	—	(997)	—	29,668

Total	$—	$—	$2,873	$—	$134,752

(A)
None of these amounts was included as "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table.

 Estimated Benefits upon Termination

        The following table indicates the estimated amounts that would be payable to each NEO upon a hypothetical termination as of December 31, 2011 under various termination scenarios, pursuant to the applicable employment agreements and equity awards.

	Severance (A)	Vesting of Stock Options and SARs(B)(C)	Vesting of RSUs (C)(D)	Other(E)	Total

Death or Disability
Mr. Murren	$2,000,000	$9,944,375	$273,788	$298,824	$12,516,987
Mr. D'Arrigo	200,000	192,500	—	—	392,500
Mr. Baldwin	1,650,000	61,875	169,488	49,876	1,931,239
Mr. Sanders	212,500	61,875	39,113	—	313,488
Mr. Hornbuckle	275,000	61,875	39,113	—	375,988
Company Terminates Without Good Cause
Mr. Murren	7,000,000	9,944,375	273,788	298,824	17,516,987
Mr. D'Arrigo	2,958,904	192,500	60,713	124,289	3,336,406
Mr. Baldwin	4,000,000	61,875	104,300	49,876	4,216,051
Mr. Sanders	1,355,342	955,875	46,935	9,408	2,367,560
Mr. Hornbuckle	1,874,521	564,750	103,278	50,997	2,593,546
NEO Terminates Without Good Cause/ Company Terminates With Good Cause
Mr. Murren	—	—	—	—	—
Mr. D'Arrigo	—	—	—	—	—
Mr. Baldwin	—	—	—	—	—
Mr. Sanders	—	—	—	—	—
Mr. Hornbuckle	—	—	—	—	—
NEO Terminates With Good Cause
Mr. Murren	7,000,000	9,944,375	273,788	298,824	17,516,987
Mr. D'Arrigo	—	192,500	—	—	192,500
Mr. Baldwin	4,000,000	61,875	104,300	49,876	4,216,051
Mr. Sanders	—	61,875	39,113	—	100,988
Mr. Hornbuckle	—	61,875	39,113	—	100,988
Change of Control(F)
Mr. Murren	7,000,000	9,944,375	91,263	298,824	17,334,462
Mr. D'Arrigo	2,958,904	192,500	98,261	124,289	3,373,954
Mr. Baldwin	4,000,000	61,875	169,488	49,876	4,281,239
Mr. Sanders	1,355,342	955,875	46,935	9,408	2,367,560
Mr. Hornbuckle	1,874,521	564,750	103,278	50,997	2,593,546

(A)
This table does not reflect any future benefits to be provided under the Severance Policy and Change of Control Policy, which will be implemented subsequent to December 31, 2011. See "Uniform Severance and Change of Control Policies" below. This column does not include any unpaid prior year bonuses that were earned prior to the date of termination.

(B)
The value of outstanding RSUs, stock options and SARs (including any accelerated or continued vesting that would occur under each of these termination scenarios) is based on the closing price of our common stock at December 30, 2011, which was $10.43.

(C)
For purposes of the calculation of any continued or accelerated vesting in respect of outstanding equity awards, (1) we have assumed that in connection with each NEO's termination, such NEO was eligible for the maximum post-termination continued and accelerated vesting period applicable to each award, which may not be the case if an actual termination were to occur, and (2) we have treated continued vesting of awards in the same manner as accelerated vesting based on the stock price on December 30, 2011.

(D)
The termination scenarios above assume that the performance targets are achieved for performance-based RSUs.

(E)
Includes an estimate of group life insurance premiums, reimbursement of medical expenses and associated taxes and premiums for long term disability insurance to be provided under each of the scenarios based on actual amounts paid in 2011.

(F)
Assumes each NEO's employment terminates (other than as a result of a termination by the Company for good cause or by the NEO without good cause) in connection with a change of control. If no termination occurs in connection with a change of control, then the only benefit as of December 31, 2011 would be vesting of RSUs for Mr. D'Arrigo (with an estimated benefit of $98,261) and Mr. Baldwin (with an estimated benefit of $130,375).

Uniform Severance and Change of Control Policies

        In 2012, the Compensation Committee adopted a prospective uniform severance policy for terminations by us without cause or by the applicable executive officer with good cause not in connection with a change of control (the "Severance Policy"). The Compensation Committee expects to implement the Severance Policy on a rolling basis as new employment agreements are entered into with our NEOs by incorporating the terms of the Severance Policy into such employment agreements. Alternatively, the Compensation Committee may offer NEOs the opportunity to amend their agreements to incorporate all the terms of the new Severance Policy, including the new Change of Control Policy described below. In the interim, benefits payable to our NEOs under these termination scenarios will be as provided under the applicable existing employment agreement. The benefits to be provided under the Severance Policy are as follows:

Position	Non Change-of-Control Severance (termination by us without good cause or by NEO with good cause)

CEO	1.5x the sum of base salary and target bonus (subject to $8 million cap) and two years of continued equity vesting
Lump sum payment equal in value to 24 months of continued health and insurance benefits

Other Executive Officers (including NEOs other than CEO)	1.0x the sum of base salary and target bonus (subject to $3 million cap) and one year of continued equity vesting
Lump sum payment equal in value to 12 months of continued health and insurance benefits

        The Compensation Committee also adopted a prospective uniform severance policy for terminations by us following a change of control (the "Change of Control Policy"), and management will prepare formal documentation to implement the Change of Control Policy in 2012. We expect that the Change of Control Policy will eventually be the only source of change of control benefits for our

NEOs as the employment agreements with our NEOs expire and are replaced with new agreements. In the interim, the employment agreements of Mr. Murren and Mr. Baldwin provide change of control benefits, and they will continue to receive the benefits payable to them under their employment agreements (in lieu of any benefits under the Change of Control Policy) until such time as they have entered into new employment agreements with us. Alternatively, the Compensation Committee may offer NEOs the opportunity to become covered under the new Severance Policy and new Change of Control Policy, in replacement of their current employment agreement provisions. The benefits to be provided under the Change of Control Policy are as follows:

Position	Change-of-Control Severance (termination by us without good cause, or by executive officer with good cause, following change of control)

CEO	2.0x the sum of base salary and target bonus (subject to $10 million cap) and full vesting of equity awards
Lump sum payment equal in value to 24 months of continued health and insurance benefits

Other Executive Officers (including NEOs other than CEO)	2.0x the sum of base salary and target bonus (subject to $4 million cap) and full vesting of equity awards
Lump sum payment equal in value to 24 months of continued health and insurance benefits

Termination by Company Without Good Cause or by NEO With Good Cause

        If the employment of Mr. Murren is terminated by us without good cause or by Mr. Murren with good cause, then under his employment agreement he will generally be entitled to the following:

  •
  salary for a 12-month period following termination;

  •
  a lump-sum payment equal to the excess of $7 million over the continued salary paid for the 12-month period (together with the 12-month salary continuation, the "Murren Cash Severance");

  •
  any unpaid bonus in respect of the most recently completed fiscal year;

  •
  health and insurance benefits for him and his dependents for up to four years; and

  •
  the following benefits with respect to outstanding equity awards:

  •
  with respect to outstanding SARs, depending on the date of grant, generally up to 1-2 years of continued vesting, with such SARs and outstanding stock options generally remaining exercisable during such continued vesting period and, in the case of certain grants, for 90 days thereafter; and

  •
  with respect to RSUs, depending on the date of grant and subject to satisfaction of any applicable performance criteria, generally either the portion of the RSUs which otherwise would have vested, absent such termination, during the 2 years after such termination shall accelerate as of the date of termination or the RSUs will continue to vest during the 12 month period following the termination date, subject to clawback for breach of restrictive covenants with respect to the RSUs granted on October 4, 2010.

        If the employment of Mr. Baldwin is terminated by us without good cause or by Mr. Baldwin with good cause, then under his employment agreement he will generally be entitled to the following:

  •
  salary for a 12-month period following termination;

  •
  a lump-sum payment equal to the excess of $4 million over the continued salary paid for the 12-month period (together with the 12-month salary continuation, the "Baldwin Cash Severance");

  •
  any unpaid bonus in respect of the most recently completed fiscal year;

  •
  health and insurance benefits for him and his dependents for up to four years; and

  •
  the following benefits with respect to outstanding equity awards:

  •
  with respect to outstanding SARs, depending on the date of grant generally up to 1-2 years of continued vesting, with such SARs and outstanding stock options generally remaining exercisable during such continued vesting period and, in the case of certain grants, for 90 days thereafter; and

  •
  with respect to RSUs, depending on the date of grant and subject to satisfaction of any applicable performance criteria, generally the RSUs will continue to vest for up to 12 months following the termination date.

        If the employment of Mr. D'Arrigo, Mr. Sanders or Mr. Hornbuckle is terminated by us without good cause, then under his employment agreement he will generally be entitled to the following:

  •
  salary for the remaining employment agreement term;

  •
  health and insurance benefits for him and his dependents for the remaining employment agreement term or until the first date he becomes eligible for those benefits from a new employer; and

  •
  the following benefits with respect to outstanding equity awards:

  •
  with respect to outstanding SARs, depending on the date of grant, generally up to 1 year of continued vesting, with such SARs and outstanding stock options generally remaining exercisable during such continued vesting period and, in the case of certain grants, for 90 days thereafter; and

  •
  with respect to RSUs, depending on the date of grant and subject to satisfaction of any applicable performance criteria, generally up to one year of continued vesting.

        If Mr. D'Arrigo, Mr. Sanders or Mr. Hornbuckle terminates his employment under his employment agreement for good cause, he will be entitled to the following benefits:

  •
  exercise of all vested but unexercised stock options, SARs or other stock-based compensation awards granted prior to September 12, 2011 outstanding as of the termination date generally for up to 90 days; and

  •
  with respect to SARs and RSUs granted on or after September 12, 2011, continued vesting, subject to satisfaction of any applicable performance criteria, and exercise (to the extent applicable) for 12 months after the termination date.

        All compensation paid by us during the remaining term of each NEO's employment agreement is subject to offset if the NEO is employed elsewhere (subject to a cap in the case of Mr. Murren and Mr. Baldwin). The above benefits are provided by the applicable NEO employment agreements and/or applicable equity award agreements. As such employment agreements are replaced, the benefits applicable to each NEO will be revised to be consistent with the Severance Policy. See "Uniform Severance and Change of Control Policies" above.

Change of Control

        Except as otherwise set forth below, to the extent a NEO's employment terminates in connection with a change of control, the applicable NEO will be entitled to the benefits for the applicable termination scenario as otherwise described in this section.

        With respect to Mr. Murren or Mr. Baldwin, if there is a discontinuing change of control (as defined in the applicable SARs agreement and which generally means that we are no longer publicly traded and the SAR was not replaced with an equivalent SAR with respect to publicly traded stock of the acquirer), Mr. Murren and Mr. Baldwin will be entitled to the following benefits with respect to the SARs granted to Mr. Murren on April 6, 2009 and to Mr. Baldwin on December 13, 2010: generally, the exercise period for the SAR will expire and all time-based vesting of SARs will accelerate in full and all price-based vesting of SARs will cease, and all such vested SARs shall be purchased by us for either cash, securities or other property.

        With respect to Mr. Murren or Mr. Baldwin, if there is a change of control (as defined in the applicable employment agreement), then Mr. Murren or Mr. Baldwin will be entitled to the following benefits:

  •
  Mr. Murren or Mr. Baldwin may terminate his employment under his employment agreement and be entitled to:

  •
  a lump sum amount equal to $7 million for Mr. Murren or $4 million for Mr. Baldwin; provided, that if the change of control is not a Section 409A of the Internal Revenue Code change in control event (as defined in the applicable employment agreement), (1) Mr. Murren would instead receive the Murren Cash Severance and (2) Mr. Baldwin would instead receive the Baldwin Cash Severance;

  •
  any unpaid bonus in respect of the most recently completed fiscal year;

  •
  health and insurance benefits for him and his dependents for up to four years; and

  •
  the following benefits with respect to the SARs granted to Mr. Murren on April 6, 2009 and to Mr. Baldwin on December 13, 2010:

  •
  generally, acceleration in full of all time-based vesting of SARs, a two-year extension to any price-based vesting period for SARs and a two-year-and-90-day extension to the exercise period for such SARs; provided that to the extent the change of control is a "discontinuing change of control," vested SARs (including vesting that occurs as a result of the "discontinuing change of control") shall be purchased by us for either cash, securities or other property; and

  •
  with respect to outstanding equity awards granted prior to October 3, 2011, other than the SARs granted to Mr. Murren on April 6, 2009 and to Mr. Baldwin on December 13, 2010:

  •
  with respect to outstanding unvested SARs, depending on the date of grant, generally continued vesting in accordance with its terms or accelerated vesting of such SARs, and, depending on the date of grant, such SARs shall generally become exercisable (upon vesting) for the change of control consideration or such SARs and outstanding stock options shall become exercisable for the change of control consideration, be cashed out or, in some instances, become exercisable for a cash amount equal to the difference between the price per share of our Common Stock paid by the acquiring entity and the exercise price; and

  •
  with respect to outstanding RSUs, depending on the date of grant, generally continued vesting in accordance with its terms or accelerated vesting, and, depending on the date of grant, generally receipt of the change of control consideration at the time of vesting or, subject to the type of change of control, settlement generally upon such change of control for the change of control consideration or cash.

        If any payments or benefits payable to Mr. Murren or Mr. Baldwin pursuant to the terms of his employment agreement or otherwise in connection with, or arising out of, his employment with the Company on a change in ownership or control (within the meaning of Section 280G of the Internal Revenue Code) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments and benefits for Mr. Murren or Mr. Baldwin will be reduced to the maximum amount such that no portion of the payments and benefits would be subject to the excise tax only if, following such reduction, Mr. Murren or Mr. Baldwin would retain a greater amount of such payments and benefits than if no reduction had occurred and Mr. Murren or Mr. Baldwin paid any applicable excise tax.

        If the employment of Mr. Murren or Mr. Baldwin is terminated by us without good cause, by Mr. Murren or Mr. Baldwin with good cause or as a result of death or disability, in each case, within 12 months following a change in control (as defined in the applicable grant agreement), then:

  •
  SARs granted on or after October 3, 2011 that would have vested, absent such termination, during the 12 months after such termination shall accelerate and remain exercisable for 12 months; and

  •
  RSUs granted on or after October 3, 2011 that would have vested, absent such termination, during the 12 months after such termination shall accelerate, subject to satisfaction of any applicable performance criteria, and generally be settled in connection with such termination.

        If there is a change of control (as defined in Mr. D'Arrigo's employment agreement), then Mr. D'Arrigo will entitled to the following benefits with respect to outstanding equity awards:

  •
  with respect to RSUs granted prior to September 12, 2011, generally accelerated vesting; and settlement generally upon such change of control for the change of control consideration or cash; and

  •
  accelerated vesting of unvested SARs granted prior to September 12, 2011, and all such SARs and outstanding stock options may become exercisable for the change of control consideration, be cashed out or, in some instances, become exercisable for a cash amount equal to the difference between the price per share of our Common Stock paid by the acquiring entity and the exercise price.

        If the employment of Mr. D'Arrigo is terminated by us without good cause, by Mr. D'Arrigo with good cause or as a result of death or disability, in each case, within 12 months following a change in control (as defined in the applicable grant agreement), then the SARs granted on September 12, 2011 that would have vested, absent such termination, during the 12 months after such termination shall accelerate and remain exercisable for 12 months.

        If the employment of Mr. Sanders or Mr. Hornbuckle is terminated by us without good cause, by Mr. Sanders or Mr. Hornbuckle with good cause or as a result of death or disability, in each case, within 12 months following a change in control (as defined, depending on the date of grant, in the applicable employment agreement or grant agreement):

  •
  with respect to SARs, generally up to 1 year of accelerated vesting and, depending on the date of grant, such SARs either (i) may become exercisable, along with any outstanding stock options, for the change of control consideration, be cashed out or, in some instances, become exercisable, along with any outstanding stock options, for a cash amount equal to difference between the price per share of our Common Stock paid by the acquiring entity and the exercise price or (ii) remain exercisable for 12 months; and

  •
  with respect to RSUs, to the extent such change of control, depending on the date of grant, is also a change of control event (as described in Section 409A of the Internal Revenue Code), up to 12 months of accelerated vesting and, depending on the date of grant, such RSUs either (i) generally settle upon such change of control for, depending on the type of change of control, the change of control consideration or cash or (ii) generally settle in connection with such termination.

        The above benefits are provided by the applicable NEO employment agreements and/or applicable equity award agreements. As such employment agreements are replaced, the benefits applicable to each NEO will be revised to be consistent with the Change of Control Policy. See "Uniform Severance and Change of Control Policies" above.

Death or Disability

        If the employment of a NEO is terminated under his employment agreement by us as a result of death or disability, he (or his beneficiaries) will generally be entitled to receive the following under his employment agreement:

  •
  salary for a 12-month period following termination for Mr. Murren and Mr. Baldwin and salary for a 3-month period following termination for the other NEOs (net of any applicable payments received from any short-term disability policy);

  •
  any unpaid bonus in respect of the most recently completed fiscal year for Mr. Murren and Mr. Baldwin;

  •
  a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs;

  •
  for Mr. Murren and Mr. Baldwin only, health and insurance benefits for him and his dependents for up to four years; and

  •
  the following benefits with respect to outstanding equity awards:

  •
  with respect to the SARs granted to Mr. Murren and Mr. Baldwin on October 6, 2008 and Mr. Baldwin on October 5, 2009, generally one year of accelerated SARs vesting and continued exercise for 12 months after the termination date;

  •
  with respect to the SARs granted to Mr. Murren on April 6, 2009 and October 4, 2010 and Mr. Baldwin on December 13, 2010, generally up to two years of continued vesting plus an additional 90 days of exercisability after such two-year period has elapsed;

  •
  with respect to the RSUs granted to Mr. Baldwin on October 5, 2009, full acceleration of the RSUs; provided that in the case of disability it would also qualify as disability as defined in Section 409A of the Internal Revenue Code;

  •
  with respect to the RSUs granted to Mr. Murren on October 4, 2010, the portion of the RSUs which would have vested as of the date that is two years following such termination shall vest on the date of termination, subject to clawback for breach of restrictive covenants;

  •
  with respect to all other vested but unexercised stock options, SARs or other stock-based compensation awards granted prior to September 12, 2011, continued exercise (to the extent applicable) generally for the 12 month period following termination; and

  •
  with respect to SARs and RSUs granted on or after September 12, 2011, continued vesting, subject to satisfaction of any applicable performance criteria, and exercise (to the extent applicable) for 12 months after the termination date.

        The above benefits are provided by the applicable NEO employment agreements, applicable equity award agreements and/or the annual bonus award under the Management Incentive Plan.

Termination by Company for Good Cause or by NEO Without Good Cause

        If a NEO terminates his employment under his employment agreement without good cause, or we terminate such employment for good cause, then he would generally be entitled to receive the following under his employment agreement:

  •
  any unpaid bonus in respect of the most recently completed fiscal year for Mr. Murren and Mr. Baldwin; and

  •
  vested but unexercised stock options, SARs or other stock-based compensation awards continue to remain exercisable (to the extent applicable) generally during the 90-day period following termination.

Obligations of the NEOs

        Obligations of the NEOs under the employment agreements relating to confidentiality, providing services to competitors and others, and soliciting customers and Company employees continue after termination of employment, regardless of the reason for such termination (with some exceptions for certain NEOs upon a change of control of the Company or if the NEO terminates for good cause). With the exception of obligations relating to confidentiality, which are not limited by time, these restrictions generally continue for the 12-month period following termination (or for such period that remains in the term of the agreement if less than 12 months).

RECONCILIATIONS AND NON-GAAP FINANCIAL MEASURES

        Adjusted Property EBITDA is a non-GAAP financial measure. A reconciliation to the GAAP measures and other information can be found on pages 48 and 50 of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 29, 2012.

        The amounts reported in the Realized Compensation Table reflect income for the years shown as reported on the named executives' W-2 forms. These amounts differ substantially from the amounts reported as total compensation in the Summary Compensation Table required under SEC rules and are not a substitute for the amounts reported in the Summary Compensation Table. For 2011, realized compensation represents: (1) total compensation, as determined under applicable SEC rules, minus (2) the aggregate grant date fair value of stock awards (as reflected in the Stock Awards column), minus (3) the aggregate grant date fair value of SARs (as reflected in the Stock Appreciation Rights and Option Awards columns), minus (4) non-equity incentive plan compensation earned (as reflected in the Non-Equity Incentive Plan Compensation column), minus (5) the cost attributable to personal use of aircraft as calculated under SEC rules (as reflected in the All Other Compensation Table), minus (6) the Company's 401(k) matching contributions earned (as reflected in the All Other Compensation Table), minus (7) certain insurance premiums paid by the Company, minus (8) costs associated with personal security services, plus (9) the value realized in 2011 from the vesting of stock awards before payment of any applicable withholding taxes and brokerage commissions (as reflected in the Option/SAR Exercises and Stock Vested Table), plus (10) taxable value of use of Company aircraft, plus (11) non-equity compensation paid, plus (12) bonus paid. For more information on total compensation as calculated under the SEC rules, see the narrative and notes accompanying the Summary Compensation Table.

 NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

        We intend to hold our 2013 annual meeting of stockholders in June 2013. Therefore, proposals of stockholders intended to be presented at the 2013 annual meeting of stockholders, including nominations for directors submitted in accordance with Rule 14a-8 of Regulation 14A under the Exchange Act, must be received by us on or before December 26, 2012 in order to be considered by the Board for inclusion in the form of proxy and proxy statement to be issued by the Board for that meeting.

        Our Amended and Restated Bylaws require that any stockholder proposal that is not submitted for inclusion in next year's proxy statement under Rule 14a-8, but is instead sought to be presented directly at the 2013 annual meeting of stockholders, must be received by us no earlier than February 14, 2013 and no later than March 14, 2013 and otherwise comply with the requirements in our Amended and Restated Bylaws. All such stockholder proposals and nominations should be submitted to the Secretary of the Company, by the stated deadline, at the following address: Corporate Secretary, MGM Resorts International, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. If we do not receive your proposal or nomination by the appropriate deadline and in accordance with the terms of our Amended and Restated Bylaws, then it may not properly be brought before the 2013 annual meeting of stockholders. The fact that we may not insist upon compliance with these requirements should not be construed as a waiver by us of our right to do so in the future.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000141979_1 R1.0.0.11699 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Robert H. Baldwin 02 William A. Bible 03 Burton M. Cohen 04 Willie D. Davis 05 Alexis M. Herman 06 Roland Hernandez 07 Anthony Mandekic 08 Rose McKinney-James 09 James J. Murren 10 Daniel J. Taylor VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 8:59 P.M. Pacific Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2 To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2012; 3 To approve, on an advisory basis, the compensation of the Company's named executive officers. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000141979_2 R1.0.0.11699 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . MGM RESORTS INTERNATIONAL This proxy is solicited by the Board of Directors Annual Meeting of Stockholders June 12, 2012 10:00 AM Central Time The undersigned hereby appoints WILLIAM A. BIBLE, BURTON M. COHEN AND WILLIE D. DAVIS, and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock of MGM RESORTS INTERNATIONAL which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM Resorts International and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof where discretion is permitted. The meeting will be held in the Beau Rivage Theater at the Beau Rivage Resort & Casino located at 875 Beach Boulevard, Biloxi, Mississippi 39530, on June 12, 2012, at 10:00 a.m., Central Time. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side